UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant    ☒                                                  Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

HILTON GRAND VACATIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

March 28, 2018

Dear Fellow Stockholder:

We are pleased to invite you to our 2018 Annual Meeting of Stockholders, which will be held on Thursday, May 10, 2018, 8:30 a.m., Pacific Time, at the Vdara Hotel & Spa, 2600 West Harmon Avenue, Las Vegas, Nevada 89158.

At the Annual Meeting, we will be electing 7 members of our Board of Directors. We will also be considering ratification of the selection of Ernst & Young LLP as our independent registered public accountants, and an advisory vote to approve executive compensation.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. You may vote using the Internet or the telephone. Of course, you may also vote by returning a proxy card or voting instruction form if you received a paper copy of the proxy statement. You may also vote your shares in person at the Annual Meeting.

Thank you very much for your continued support of Hilton Grand Vacations Inc.

Sincerely,

Leonard A. Potter	Mark D. Wang
Chairman of the Board of Directors	President and Chief Executive Officer

Hilton Grand Vacations

HILTON GRAND VACATIONS INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 10, 2018 8:30 a.m., Pacific Time

PLACE:	Vdara Hotel & Spa 2600 West Harmon Avenue, Las Vegas, Nevada 89158

ITEMS OF BUSINESS:	1.	To elect 7 director nominees named in the proxy statement, each for a term of one year.

	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

	3.	To vote on a non-binding advisory resolution to approve executive compensation.

And to transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

RECORD DATE:	Stockholders of record of Hilton Grand Vacations Inc. common stock (NYSE:HGV) at the close of business on March 16, 2018 are entitled to vote at the Annual Meeting and any postponements or adjournments of the Annual Meeting. A list of stockholders is available at our corporate offices in Orlando, Florida.

By Order of the Board of Directors,

Charles R. Corbin
Executive Vice President, General Counsel and Secretary

Important Notice Regarding Availability of Proxy Materials

for the Annual Meeting of Stockholders on May 10, 2018

The proxy statement and annual report to stockholders and the means to vote by Internet are available free of charge at www.ProxyVote.com, and on our website at www.hgv.com, under Investors—See More Documents.

Your Vote Is Important

Please vote as promptly as possible by using the Internet or telephone, or by signing, dating and returning the proxy card or voting instruction form mailed to those who receive paper copies of the proxy statement.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on March 16, 2018 a Notice of Internet Availability of Proxy Materials on or about March 28, 2018. The notice contains instructions on how to access our proxy statement and annual report and vote online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in this notice and in the attached proxy statement.

Hilton Grand Vacations	Notice of 2018 Annual Meeting of Stockholders

VOTING INFORMATION AND REVOCATION OF PROXIES

If you were a stockholder of record or held shares in street name through a broker, bank or other nominee at the close of business on March 16, 2018, you are entitled to vote your shares at the Annual Meeting. If your shares are held in street name, you may vote your shares by submitting voting instructions to your broker, bank or other nominee. Please refer to the information received from your broker, bank or other nominee for how to submit voting instructions. For stockholders of record, you may vote your shares over the Internet or by telephone; or you may request a proxy card and vote by mail. To reduce administrative costs and help the environment by conserving natural resources, we encourage you to vote over the Internet or by telephone.

IMPORTANT DEADLINES: If you wish to vote by Internet or telephone, please note that such voting facilities close at 11:59 p.m., Eastern Time, on May 9, 2018. If you are voting by mail, we must receive your proxy card no later than May 9, 2018, in order for your shares to be counted at the Annual Meeting. For shares held in street name, please refer to the information provided by your broker, bank or other nominee for the deadline to submit your voting instructions.

TO VOTE ONLINE:

•	Go to the website www.proxyvote.com, and follow the instructions.

•	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card in order to vote online.

•	Available 24 hours a day, seven days a week.

TO VOTE BY TELEPHONE:

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions.

•	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card, in order to vote by telephone.

•	Available 24 hours a day, seven days a week.

TO VOTE BY MAIL:

•	Request a proxy card. Instructions for requesting a proxy card are in the Notice of Internet Availability of Proxy Materials we sent to you on March 28, 2018, and in the attached proxy statement on page 55.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided, or return it to:

Vote Processing

c/o Broadridge

51 Mercedes Way

Edgewood, NY 11717

TO REVOKE A PROXY:

To revoke a proxy and change your vote:

•	Send a written statement to that effect to our Corporate Secretary; Such statement must be received no later than May 9, 2018; or

•	Vote again on the Internet or by telephone, before 11:59 p.m., Eastern Time, May 9, 2018; or

•	Mail a properly signed proxy card, with a later date, to the address above; Such later-dated proxy card must be received no later than May 9, 2018; or

•	Attend the Annual Meeting, revoke your proxy, and vote in person.

If your shares are in street name, you may:

•	Submit new voting instructions by contacting your bank, broker or other nominee; or

•	Change your vote in person at the Annual Meeting, provided you first obtain a signed proxy from your broker, bank or other nominee giving you the right to vote the shares.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

Hilton Grand Vacations	Notice of 2018 Annual Meeting of Stockholders

Hilton Grand Vacations	PROXY STATEMENT

Hilton Grand Vacations	PROXY STATEMENT

HILTON GRAND VACATIONS INC.

5323 Millenia Lakes Blvd.

Suite 400

Orlando, Florida 32839

PROXY STATEMENT

Annual Meeting of Stockholders

May 10, 2018

The Board of Directors (the “Board”) of Hilton Grand Vacations Inc. is furnishing you this proxy statement to solicit proxies, on its behalf, to be voted at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 10, 2018, 8:30 a.m., Pacific Time, at the Vdara Hotel & Spa, 2600 West Harmon Avenue, Las Vegas, Nevada 89158, and at any postponements or adjournments of the Annual Meeting. These proxy materials are first being mailed or made available to stockholders of the Company on or about March 28, 2018.

VOTING ROADMAP	Board Recommendation

Proposal No. 1: Election of seven director nominees	FOR
The Board unanimously believes that all of the director nominees listed in this proxy statement have the requisite qualifications to provide effective oversight of our business and management.	Pg. 3

Proposal No. 2: Ratification of appointment of independent registered public accounts	FOR
The Board unanimously believes that the retention of Ernst & Young LLP as our independent registered public accounting firm for 2018 is in the best interest of the Company and our stockholders.	Pg. 18

Proposal No. 3: Advisory resolution on executive compensation	FOR
We are seeking a non-binding, advisory vote to approve the 2017 compensation paid to our named executive officers, which is described in the section of this proxy statement entitled “Executive Compensation.”	Pg. 20

You may cast your vote in any of the following ways:

Internet	Phone	Mail	In Person
Visit www.ProxyVote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card, or voter instruction form.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	See page 56 regarding Attending and Voting in Person at the Annual Meeting.

Hilton Grand Vacations	1	PROXY STATEMENT

OUR SPIN-OFF FROM HILTON

Historically, Hilton Grand Vacations Inc. operated as a wholly-owned subsidiary of Hilton Worldwide Holdings Inc. and its subsidiaries (“Hilton”). In 2016, the board of directors of Hilton approved a plan to separate Hilton into three independent, publicly traded companies. Under this plan, Hilton executed a spin-off of Hilton Grand Vacations Inc. and its consolidated subsidiaries (referred to in this proxy statement as the “spin-off”), as well as a spin-off of Park Hotels & Resorts Inc. (“Park”), both of which were effective as of January 3, 2017. On January 3, 2017, our outstanding shares of common stock were converted into 98,802,597 shares of common stock, all of which were distributed by Hilton to its stockholders, and our common stock began “regular way” trading on the NYSE on January 4, 2017. Following the spin-off, Hilton Grand Vacations Inc., Park and Hilton operate independently, although we have entered into certain material agreements with Hilton and Park in connection with the spin-off. See “Transactions With Related Persons—Agreements with Former Affiliates Related to the Spin-Off” beginning on page 47 for a description of these agreements. See the full agreements, filed with the Securities and Exchange Commission (“SEC”) as exhibits to our periodic reports, for additional details.

Except where the context requires otherwise, references in this proxy statement to “the Company,” “Hilton Grand Vacations,” “HGV,” “we,” “us” and “our” refer to Hilton Grand Vacations Inc. (as a separate entity for periods after January 3, 2017, and as a wholly-owned subsidiary of Hilton for periods prior to January 3, 2017).

IMPORTANT INFORMATION REGARDING SHARES HELD IN STREET NAME

If your shares are held in “street name” on your behalf by a broker, bank or other nominee, you should have received information from your broker requesting that you instruct your broker as to the voting of your shares. Under current NYSE interpretations, Proposal Nos. 1 and 3 are considered non-discretionary matters, and your broker will lack the authority to vote uninstructed shares at its discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and your broker will be permitted, but not required, to exercise its discretion to vote uninstructed shares on the proposal. It is important that you provide voting instructions to your broker so that your vote is counted.

Hilton Grand Vacations	2	PROXY STATEMENT

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board” or “Board of Directors”) has considered and nominated the following persons (the “director nominees” or the “nominees”) for a one-year term expiring at the 2019 annual meeting of stockholders, or until his or her successor is duly elected and qualified:

Mark D. Wang	Mark H. Lazarus

Leonard A. Potter	Pamela H. Patsley

Brenda J. Bacon	Paul W. Whetsell

David W. Johnson

Action will be taken at the Annual Meeting for the election of these nominees. Each of the nominees is currently a director of HGV.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement, as filed with the SEC, intend to vote the proxies held by them for the election of the director nominees. Each of the nominees has consented to serve if elected. If any of the nominees ceases to be a candidate for election at the time of the Annual Meeting (a contingency that the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2018

The following information describes the offices held, other business directorships and the term of each director nominee as of March 16, 2018. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” on page 45.

Mark D. Wang

Mark D. Wang, 60, has served as our President and Chief Executive Officer since January 2017. Mr. Wang has served as a Director since May 2016. From March 2008 through December 2016, Mr. Wang served as Executive Vice President and President of Hilton Grand Vacations for Hilton prior to the spin-off, overseeing all of Hilton’s global timeshare operations; and prior to such appointment, Mr. Wang was head of HGV Asia for Hilton. He first joined Hilton in 1999, as the managing director of Hawaii and Asia Pacific; and he has held a series of senior management positions within HGV. During Mr. Wang’s time as president of HGV, he also served as executive vice president of Hilton’s executive committee; and held a dual role as president of Global Sales for Hilton’s hotel division from 2013 to 2014. Mr. Wang led Hilton’s Asia-Pacific Islander Team Member Resource Group. Under Mr. Wang’s leadership, HGV has experienced nine years of consecutive growth; and he transformed the business into a capital-efficient model. With over 35 years of industry experience, Mr. Wang has earned a reputation as an innovator who brought new, highly-effective sales and marketing techniques to the timeshare industry. In 1987, he introduced the U.S. vacation ownership product to the Japanese market. Prior to joining HGV, Mr. Wang co-founded three independent timeshare companies, where he served as president and chief operating officer of each. Mr. Wang currently serves as the 2017-2019 chairman of the board of directors of the American Resort Development Association (“ARDA”). He has been a member of ARDA’s board of directors and served on ARDA’s executive committee since 2008. Mr. Wang served as the vice chairperson of ARDA-Hawaii, an ARDA State Legislative Committee, for six years.

Qualifications, Attributes, Skills and Experience: Mr. Wang’s knowledge of and extensive experience in senior leadership roles in the timeshare industry provides the Board of Directors with valuable industry-specific knowledge and expertise. In addition, Mr. Wang’s current role as our president and chief executive officer brings management perspective to Board deliberations and provides valuable context with regard to day-to-day operations.

Hilton Grand Vacations	3	PROXY STATEMENT

Leonard A. Potter

Leonard A. Potter, 56, has served as the Chairman of our Board of Directors since January 2017. Mr. Potter founded Wildcat Capital Management, LLC, a registered investment advisor (“Wildcat”) in September 2011, and has served as its president and chief investment officer since inception. Mr. Potter has also served as chief executive officer of Infinity Q Capital Management, a registered investment advisor, since its inception in 2014. From 2002 through 2009, Mr. Potter was managing director—private equity at Soros Fund Management LLC (“SFM”) where, from May 2005 through July 2009, he served as co-head of its private equity group and as a member of the private equity investment committee. From July 2009 until September 2011, Mr. Potter served as a consultant to SFM, and as chief investment officer of Salt Creek Hospitality, a private acquirer and owner of hospitality-related assets, which was backed by SFM. From September 1998 until joining SFM in 2002, Mr. Potter was a managing director of Alpine Consolidated LLC, a private merchant bank. From April 1996 through September 1998, Mr. Potter founded and served as a managing director of Capstone Partners LLC, a private merchant bank (“Capstone”). Prior to founding Capstone, Mr. Potter was an attorney specializing in mergers, acquisitions, corporate governance and corporation finance at Morgan, Lewis & Bockius LLP, and at Willkie Farr & Gallagher LLP. Mr. Potter has served and continues to serve as a director on a number of boards of public and private companies, including Solar Capital Ltd. (NASDAQ: SLRC), Solar Senior Capital Ltd. (NASDAQ: SUNS) and GSV Capital Corporation (NASDAQ: GSVC). Mr. Potter has prior board experience in the hospitality and vacation ownership industries, having served on the board of directors of Hilton from 2008 through 2013, and on the board of directors of Diamond Resorts International, LLC from 2007 through 2010. Mr. Potter received a Bachelor of Arts degree from Brandeis University and a Juris Doctor degree from Fordham University School of Law.

Qualifications, Attributes, Skills and Experience: Mr. Potter’s experience as an attorney in the fields of securities law, corporation finance, corporate governance and mergers and acquisitions provides valuable knowledge and insight to the Board of Directors on regulatory, risk management and business transactions matters. Further, Mr. Potter’s tenure in venture capital, private equity and other investment services activities, and his service on the boards of directors of several public and private companies, including companies in the hospitality and vacation ownership industry, bring capital markets and industry-specific knowledge and expertise to our Board of Directors.

Brenda J. Bacon

Brenda J. Bacon, 67, has served as a Director since January 2017. Ms. Bacon is the president and chief executive officer of Brandywine Senior Living, Inc. (“Brandywine”), which she co-founded in 1996. Ms. Bacon served as chief of management and planning, a cabinet-level position, under New Jersey Governor James J. Florio from 1989 to 1993. During President Clinton’s first term, Ms. Bacon was on loan to the Presidential Transition Team, as co-chair for the transition of the Department of Health and Human Services. Ms. Bacon is a board member and the immediate past chairman of the board of directors of Argentum (formerly the Assisted Living Federation of America), where she advocates on behalf of the senior living business and the families they serve. Ms. Bacon is an independent director of FTI Consulting, Inc. (NYSE: FCN), an independent global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes, and serves as chair of FTI’s nominating and governance committee and is a member of its compensation committee. In 2013, New Jersey Governor Chris Christie appointed Ms. Bacon to the board of trustees of Rowan University. In 2017, Ms. Bacon was honored with the Virtua Health Humanitarian Award of the Year. Ms. Bacon received her undergraduate degree from Hampton University and her Master of Business Administration degree from The Wharton School of the University of Pennsylvania.

Qualifications, Attributes, Skills and Experience: Ms. Bacon’s organizational and management skills acquired through her career, including co-founding Brandywine Senior Living, Inc., bring extensive financial expertise and a distinctive and entrepreneurial approach to the Board of Directors.

David W. Johnson

David W. Johnson, 56, has served as a Director since January 2017. Mr. Johnson has served as president and chief executive officer of Aimbridge Hospitality since April 2003, and currently oversees the management of Aimbridge’s portfolio of over 650 hotels having approximately $4 billion in annual revenue and over 26,000 employees. Through his leadership, Aimbridge is recognized as one of the premier hotel management companies

Hilton Grand Vacations	4	PROXY STATEMENT

in the United States. For 17 years prior to joining Aimbridge, Mr. Johnson held senior management positions at Wyndham International, including as president of Wyndham Hotels, overseeing approximately 15,000 employees, with $3 billion in annual revenue. Mr. Johnson helped Wyndham grow from 10 hotels to over 500 hotels during his tenure. Currently, Mr. Johnson serves on The Owners Board of The Dallas Stars NHL Franchise. Mr. Johnson previously served on several boards of directors, including Strategic Hotel (NYSE:BEE), where he was also a member of the audit committee and corporate governance committee from 2012 to 2016. From 2009 to 2012, Mr. Johnson served as a director of Gaylord Entertainment (NYSE: GET). He also serves on several nonprofit boards, including The Juvenile Diabetes Research Foundation and the Plano YMCA. He was recognized as a finalist for the Ernst & Young 2014 Entrepreneur of the Year. Mr. Johnson received his undergraduate degree from Northeastern Illinois University in Business Economics, graduating with highest honors.

Qualifications, Attributes, Skills and Experience: Mr. Johnson’s extensive experience as president and chief executive officer of one of the premier hotel management companies in the United States, as well as his marketing background, will provide our Board of Directors with valuable insights.

Mark H. Lazarus

Mark H. Lazarus, 54, has served as a Director since January 2017. Mr. Lazarus has served as chairman of NBC Broadcasting & Sports since September 2016. Prior to being named chairman of NBC Broadcasting & Sports, Mr. Lazarus served as chairman of NBC Universal Sports Group from May 2011 to September 2016, and prior to that as president of NBC Sports Cable Group. Previously, Mr. Lazarus was the president of CSE, a sports and entertainment company, from 2008 through 2010, and the president of Turner Entertainment Group from 2003 through 2008. Prior to 2003, Mr. Lazarus served in a variety of other roles for Turner Broadcasting and also worked for Backer, Spielvogel, Bates, Inc. and NBC Cable. Mr. Lazarus served on the board of directors of Cincinnati Bell (NYSE: CBB) from 2009 through 2011. Mr. Lazarus currently serves on the board of directors of Compass Diversified Holdings (NYSE: CODI), the board of governors of the Boys and Girls Clubs of America, and the board of directors of the Eastlake Foundation. Mr. Lazarus received his Bachelor of Arts from Vanderbilt University.

Qualifications, Attributes, Skills and Experience: Mr. Lazarus’ extensive experience in the media industry provides our Board of Directors with an important perspective in the areas of marketing and use of media. In addition, Mr. Lazarus’ management and leadership experience provides our Board of Directors with guidance on the skills necessary to lead and properly manage our business.

Pamela H. Patsley

Pamela H. Patsley, 61, has served as a Director since December 2017. Ms. Patsley served as executive chairman of MoneyGram International, Inc. (NYSE: MGI) from January 2009 to January 2018, and served as its chief executive officer from September 2009 to December 2015. Previously, Ms. Patsley served as senior executive vice president of First Data Corporation from 2000 to 2007 and president of First Data International from 2002 to 2007. Ms. Patsley retired from those positions in 2007. From 1991 to 2000, Ms. Patsley served as president and chief executive officer of Paymentech, Inc., prior to its acquisition by First Data. Ms. Patsley also previously served as chief financial officer of First USA, Inc. Ms. Patsley currently serves on the boards of directors of Texas Instruments, Inc. (NASDAQ: TXN) and Dr Pepper Snapple Group, Inc. (NYSE: DPS), and served on the boards of directors of Molson Coors Brewing Company from 1996 to 2009, Pegasus Solutions, Inc. from 2002 to 2006 and Paymentech, Inc. from 1995 to 1999. Ms. Patsley received her Bachelor of Business Administration in Accounting from the University of Missouri.

Qualifications, Attributes, Skills and Experience: Ms. Patsley brings to our Board of Directors her extensive leadership experience as a chairman and chief executive officer, chief financial officer and other executive level positions in public companies, financial acumen and risk management experience developed through her experience in public accounting and her chief executive officer and chief financial officer experience, and extensive public company board experience.

Paul W. Whetsell

Paul W. Whetsell, 67, has served as a Director since January 2017. Currently, Mr. Whetsell is the chief executive officer of Capstar Hotel Company, which primarily serves as an advisor to hospitality investors and operators, and

Hilton Grand Vacations	5	PROXY STATEMENT

provides corporate governance guidance to early stage companies. From January 2012 to March 2015, Mr. Whetsell served as president and chief executive officer Loews Hotels & Resorts (“Loews”); and during his tenure, he grew the brand from 16 to 24 hotels, restructured Loews operations, and oversaw the investment of approximately $2 billion into the growth of the system and the upgrading and renovations of Loews properties. Thereafter, from April 2015 until July 2017, he served as the vice chairman of Loews. Prior to joining Loews, from 2009 to 2011, Mr. Whetsell served as a director of Virgin Hotels, providing strategic guidance in its operations and property acquisition activities. Previously, he held chairman and CEO positions at several industry veterans, including Interstate Hotels Corporation, and its predecessor, MeriStar Hospitality Corporation, MeriStar Hotels and Resorts, Inc., and American General Hospitality, the industry’s third largest REIT with over 110 hotels and $3 billion in assets, and one of the industry’s largest operators with over 150 hotels under management. He is also the founder of the original Capstar Hotel Company, a third party manager of upscale hotel properties. Currently, Mr. Whetsell serves on the board of NVR, Inc. and Boyd Gaming Corporation. He also currently serves as Vice Chair of the Board of Trustees of the Cystic Fibrosis Foundation. Mr. Whetsell was a member of the American Hotel & Lodging Association’s Industry Real Estate and Financing Advisory Council, and previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Whetsell received his Bachelor’s degree from Davidson College.

Qualifications, Attributes, Skills and Experience: Mr. Whetsell brings over 45 years of senior leadership experience in the hospitality industry to his role as a member of our Board of Directors, including his positions as a chief executive officer of a publicly-traded company, his public board service experience, his operational expertise, his real estate experience and his brand marketing expertise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.

DIRECTORS NOT STANDING FOR RE-ELECTION TO THE BOARD OF DIRECTORS IN 2018

Kenneth A. Caplan

Kenneth A. Caplan, 44, has served as a Director since January 2017. Prior to the spin-off from Hilton, Mr. Caplan served on the board of directors of Hilton. Mr. Caplan joined The Blackstone Group in 1997 and is a senior managing director and global chief investment officer of Blackstone’s Real Estate Group. Previously, Mr. Caplan served as the Head of Real Estate Europe at Blackstone. Before joining Blackstone, Mr. Caplan worked for Lazard Frères & Co. in the real estate banking group. Mr. Caplan currently serves on the board of directors of Invitation Homes, Inc. (NYSE: INVH) and on the board of trustees of Prep for Prep. Mr. Caplan received his A.B. degree from Harvard College.

Qualifications, Attributes, Skills and Experience: Mr. Caplan’s experience as the global chief investment officer of Blackstone’s Real Estate Group provides the Board of Directors with insights into the real estate industry. Further, Mr. Caplan’s specific experience in Europe provides the Board of Directors with additional global experience and perspective.

Hilton Grand Vacations	6	PROXY STATEMENT

THE BOARD OF DIRECTORS AND

CERTAIN GOVERNANCE MATTERS

Our Board manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board has a majority of independent directors, and each of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee is comprised solely of independent directors.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	each of our directors is subject to re-election annually;

•	under our bylaws and our Corporate Governance Guidelines, directors (other than directors designated by certain stockholders pursuant to stockholders agreements) who fail to receive a majority of the votes cast in uncontested elections are required to submit their resignation to our Board of Directors;

•	our independent directors meet regularly in executive sessions;

•	we do not have a stockholder rights plan, and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our Board would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

•	we have implemented a range of other corporate governance best practices, including placing limits on the number of directorships held by our directors to prevent “overboarding” and implementing a robust director education program.

In addition, we are party to stockholders agreements with certain affiliates of The Blackstone Group L.P. (“Blackstone”) and certain affiliates of HNA Tourism Group Co., Ltd. (“HNA”) pursuant to which HNA and Blackstone have the right to nominate designees to our Board. On March 19, 2018, HNA disposed of all of our common stock that it held, resulting in the termination of its designation rights. Accordingly, two members of our Board of Directors who were previously designated by HNA, Yasheng Huang and Kenneth Tai Lun Wong, resigned effective March 19, 2018. We are also party to a similar agreement with Blackstone. During 2017, Blackstone disposed of substantially all of the shares of our common stock that it held, resulting in the termination of its designation rights. One member of our current Board of Directors, Kenneth Caplan, was designated by Blackstone pursuant to the stockholders agreement. Mr. Caplan is not standing for re-election in 2018. We reduced the size of our Board of Directors to eight in connection with the resignations of Messrs. Huang and Wong, and we intend to reduce the size of our Board of Directors to seven, effective as of the conclusion of the current term. See “Transactions with Related Persons—Agreements with Certain Stockholders” for additional information.

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. The director also must meet the bright-line test for independence set forth by the NYSE rules.

Our Corporate Governance Guidelines define “independence” in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Hilton Grand Vacations	7	PROXY STATEMENT

Our Board has affirmatively determined that each of Ms. Bacon, Mr. Huang, Mr. Johnson, Mr. Lazarus, Ms. Patsley, Mr. Potter and Mr. Whetsell is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. Bacon, Mr. Johnson and Ms. Patsley is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the heightened NYSE independence requirements for audit committee service, and that each of Mr. Johnson, Mr. Lazarus and Mr. Whetsell is “independent” for purposes of the heightened NYSE independence requirements for compensation committee service, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and a “non-employee director” as defined by applicable SEC regulations.

In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through directors’ questionnaires).

BOARD STRUCTURE

Our Board of Directors is led by Mr. Potter, our Non-Executive Chairman. Our Board does not currently have a policy as to whether the role of Chairperson of the Board and Chief Executive Officer should be separate. Our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether the Chairperson and the Chief Executive Officer positions should be separate or combined at a given point in time in order to provide appropriate leadership for us at that time. We believe that the separation of the Chairperson and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, the Chief Executive Officer position is separate from the Chairperson position. Mr. Potter serves as Chairman, while Mr. Wang serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Potter’s attention to Board and committee matters allows Mr. Wang to focus more specifically on overseeing the Company’s day-to-day operations, as well as strategic opportunities and planning. Our Chairperson serves as Presiding Independent Director unless the Chairperson does not qualify as an independent director, in which case the independent directors will select a Presiding Independent Director. The Presiding Independent Director’s duties are set forth in our Corporate Governance Guidelines, and include chairing the executive sessions of non-management and independent directors, providing guidance with respect to compliance with the Corporate Governance Guidelines, reviewing Board and committee meeting agenda, and serving as a non-exclusive liaison among the independent directors and other Board members.

BOARD COMMITTEES

COMMITTEE MEMBERSHIP AND MEETINGS

The following table summarizes the current membership of each of the Board’s committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark D. Wang
Leonard A. Potter			Chair
Brenda J. Bacon	X		X
Kenneth A. Caplan
David W. Johnson	X	X
Mark H. Lazarus		X
Pamela H. Patsley	Chair
Paul W. Whetsell		Chair	X

We expect all directors to attend all meetings of the Board, meetings of the committees of which they are members and any meeting of stockholders. The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2017. All of our directors attended at least 75% of the

Hilton Grand Vacations	8	PROXY STATEMENT

meetings of the Board and committees during 2017 following their appointment. All of our directors attended the 2017 annual meeting of stockholders.

Number of Meetings
Board of Directors	7
Audit Committee	8
Compensation Committee	9
Nominating and Corporate Governance Committee	4

AUDIT COMMITTEE

The Audit Committee is a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee Charter, Corporate Governance Guidelines, applicable SEC regulations and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Ms. Patsley qualifies as an “audit committee financial expert” as defined by applicable SEC regulations and has accounting and/or related financial management expertise as required by the listing standards of the NYSE.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.hgv.com under Investors—See More Documents—Governance Documents—Audit Committee Charter, and include among others:

•	the adequacy and integrity of our financial reporting and disclosure practices;

•	the integrity of our financial statements;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the annual independent audit of our consolidated financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	the scope, approach, performance and results of the independent registered public accounting firm and our internal audit function;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	oversight of our exposure to risk, including, but not limited to, data privacy and security, business continuity and operational risks;

•	review of related party transactions; and

•	compliance with our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public filings in accordance with applicable rules and regulations of the SEC.

Hilton Grand Vacations	9	PROXY STATEMENT

On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “—Oversight of Risk Management.”

COMPENSATION COMMITTEE

All members of the Compensation Committee have been determined to be “independent,” “outside directors” and “non-employee directors” as defined by our Compensation Committee Charter, Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally, and compensation committees in particular. In addition, all members of the Compensation Committee have been determined to be an “outside director” as defined under Section 162(m) of the Code and a “non-employee director” as defined by applicable SEC regulations.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.hgv.com under Investors—See More Documents—Governance Documents—Compensation Committee Charter, and include among others:

•	the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to the long term success of the Company;

•	oversight of the goals, objectives and compensation of our President and Chief Executive Officer, including evaluating the performance of our President and Chief Executive Officer in light of those goals;

•	oversight of the goals, objectives and compensation of our other executives and directors;

•	review of the effectiveness of our executive compensation programs;

•	review, approve or recommend to the Board, and administer, our equity-based and annual incentive plans;

•	our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC, and other law, as applicable; and

•	the issuance of a report on executive compensation for inclusion in our annual proxy statement and annual report.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to employees other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent outside compensation consultant.

All executive compensation services provided by Pearl Meyer have been conducted under the direction or authority of the Compensation Committee, and all work performed by Pearl Meyer was pre-approved by the Compensation Committee. Neither Pearl Meyer nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Pearl Meyer raised any conflict of interest for services proposed to be performed during 2017 and determined that it did not.

Hilton Grand Vacations	10	PROXY STATEMENT

As requested by the Compensation Committee, Pearl Meyer’s proposed services to the Compensation Committee include, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data and confirmation of our peer group composition.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

All members have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.hgv.com under Investors—See More Documents—Governance Documents—Nominating and Corporate Governance Committee Charter, and include among others:

•	advise the Board concerning the appropriate composition and qualifications of the Board and its committees;

•	identify individuals qualified to become Board members;

•	recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;

•	recommend to the Board the members of the Board to serve on the various committees;

•	develop and recommend to the Board a set of corporate governance guidelines and assist the Board in complying with them; and

•	oversee the evaluation of the Board and the Board’s committees.

OVERSIGHT OF RISK MANAGEMENT

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executive management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, which take the lead in discrete areas of risk oversight and regularly report to the Board.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management. Management updates the Audit Committee on a quarterly basis and the full Board on an annual basis and as needed.

Hilton Grand Vacations	11	PROXY STATEMENT

EXECUTIVE SESSIONS

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session. As long as the Chairman of the Board qualifies as an independent director, the Chairman presides over executive sessions and meeting of independent directors. In other cases, the non-management and independent directors, as applicable, will select a Presiding Independent Director who will preside at such sessions.

BOARD AND COMMITTEE EVALUATIONS

Each of the Board and its committees conducts an annual self-evaluation to assess the effectiveness and performance of both the applicable governing body and its members in accordance with our corporate governance guidelines and each committee charter. These self-evaluations were completed during the first quarter of 2018.

COMMITTEE CHARTERS AND CORPORATE GOVERNANCE GUIDELINES

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics and assist the Board in the exercise of its responsibilities. These Corporate Governance Guidelines are reviewed from time to time by the Nominating and Corporate Governance Committee, and the committee charters are reviewed at least annually by the appropriate committee, and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines, our Audit, Compensation, and Nominating and Corporate Governance Committee charters and other corporate governance information are available on our website at www.hgv.com under Investors—See More Documents—Governance Documents. Any stockholder also may request them in print, without charge, by contacting the Office of the Corporate Secretary at Hilton Grand Vacations Inc., 5323 Millennia Lakes Blvd., Suite 400, Orlando, Florida 32839.

CODE OF CONDUCT

We maintain a Code of Conduct that applies to all of our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC and the listing standards of the NYSE. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website at www.hgv.com under Investors—See More Documents, rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

The Code of Conduct is available on our website at www.hgv.com under Investors—See More Documents—Governance Documents—Code of Conduct. Any stockholder also may request a copy in print, without charge, by contacting the Office of the Corporate Secretary at Hilton Grand Vacations Inc., 5323 Millennia Lakes Blvd., Suite 400, Orlando, Florida 32839.

DIRECTOR NOMINATION PROCESS

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate

Hilton Grand Vacations	12	PROXY STATEMENT

Governance Committee does at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards, and seeks to structure the Board such that it consists of a diverse group of individuals who possess the appropriate combination of skills, experience and background. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral or by whom the candidate was recommended. The Nominating and Corporate Governance Committee may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. Mmes. Bacon and Patsley and Messrs. Johnson, Lazarus and Whetsell were recommended by RSR Partners, Inc., a third party search firm engaged to identify qualified director candidates in connection with the spin-off.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this proxy statement and proposed for election by you at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Office of the Corporate Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Blvd., Suite 400, Orlando, Florida 32839. All recommendations for nomination received by the Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under “Stockholder Proposals for the 2019 Annual Meeting.”

COMMUNICATIONS WITH THE BOARD

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Office of the Corporate Secretary, 5323 Millenia Lakes Blvd., Suite 400, Orlando, Florida 32839, who will forward such communication to the appropriate party.

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Our Compensation Committee reviews non-employee director compensation from time to time. Our employee directors and directors affiliated with Blackstone and HNA receive no compensation for serving on the Board or committees thereof.

Hilton Grand Vacations	13	PROXY STATEMENT

COMPENSATION PROGRAM

Each non-employee director will be entitled to annual compensation for the period from the Annual Meeting until our 2019 annual meeting of stockholders, as follows:

•	Annual cash retainer of $75,000;

•	Additional annual cash retainer of $120,000 for serving as the chairperson of the Board;

•	Additional annual cash retainer for serving on committees or as the chairperson of a committee as follows:

○	Each member (other than the chairperson) of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive $10,000 for each committee on which he or she serves; and

○	The chairperson of the Audit Committee will receive an additional $25,000 and the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee will receive an additional $20,000; and

•	Equity award of approximately $125,000 payable annually in the form of restricted stock units (“RSUs”), which will vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders, subject to continued service on the Board through the vesting date.

Cash retainers are paid semi-annually, in arrears. Annual equity award grants to directors are made following each annual meeting of stockholders and represent the directors’ annual grants for their service as a director until the next annual meeting of stockholders.

All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, our independent directors are reimbursed for reasonable personal costs when they stay at our resorts.

STOCK OWNERSHIP POLICY

We have a stock ownership policy for our non-employee directors. Each of our non-employee directors (other than the directors who are not eligible to receive compensation) is expected to own stock in an amount equal to five times his or her annual cash retainer (exclusive of retainers received for service on a committee of the Board or as chairperson of a committee or the Board). For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares held in trust for the benefit of the director or a family member, shares underlying vested options (based on the excess of the market price of the stock over the exercise price), time-vesting restricted stock and RSU awards that have not yet vested, and shares held under a deferral or similar plan. Under this requirement, non-employee directors must retain 50% of HGV shares (i) resulting from the vesting or earning of equity awards, (ii) acquired in open market purchases, and (iii) already owned before becoming subject to the stock ownership policy, in each case until the ownership requirements are satisfied. Non-employee directors are expected to meet this ownership requirement within five years from the later of (i) March 9, 2017 and (ii) the date he or she first becomes subject to the stock ownership policy. Declines in the stock price will not affect compliance with the stock ownership policy as long as each non-employee director continues to hold the number of shares held at the time compliance was initially achieved.

Hilton Grand Vacations	14	PROXY STATEMENT

DIRECTOR COMPENSATION FOR 2017

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)	Total Number of Outstanding Equity Awards (#)
Leonard A. Potter	$213,822	$168,778	$382,600	3,482
Brenda J. Bacon	$94,479	$168,778	$263,257	3,482
Kenneth A. Caplan (3)	—	—	—	—
Yasheng Huang (4)(5)	$33,534	$93,822	$127,356	2,686
David W. Johnson	$94,479	$168,778	$263,257	3,482
Mark H. Lazarus	$84,534	$168,778	$253,312	3,482
Pamela H. Patsley	$100,000	$168,778	$268,778	3,482
Paul W. Whetsell	$104,425	$168,778	$273,203	3,482
Kenneth Tai Lun Wong (3)(4)	—	—	—	—
(1)	Amounts reflect prorated fees for the portion of 2017 that each non-employee director served, based on the director fees set forth under “Compensation Program.” Ms. Patsley served the full year, while Messrs. Potter, Johnson, Lazarus and Whetsell and Ms. Bacon served for the period from January 3, 2017 through December 31, 2017. Mr. Huang served for the period from his appointment date, August 9, 2017, through December 31, 2017.
(2)	Amounts reflect a prorated equity award for the period from January 3, 2017 through the date of the 2017 annual meeting of stockholders, based on an annual award of $125,000, plus an annual equity award for the period from the date of the 2017 annual meeting of stockholders through the date of the Annual Meeting. Mr. Huang received a prorated equity award based on the number of days from his appointment date, August 9, 2017, through the date of the Annual Meeting, which award was forfeited in connection with his resignation on March 19, 2018. Represents the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 16 (“Share Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “Annual Report on Form 10-K”).
(3)	Messrs. Caplan and Wong were not eligible to receive compensation because they are affiliated with Blackstone and HNA, respectively.
(4)	Messrs. Huang and Wong resigned from our Board of Directors effective March 19, 2018.
(5)	Mr. Huang received a prorated cash fee for the period from his appointment date, August 9, 2017, through the date of the semi-annual payment for director fees in November 2017. In addition, Mr. Huang received a prorated equity award for the period from his appointment date, August 9, 2017, through the date of the 2018 annual meeting of stockholders, which was forfeited in connection with his resignation on March 19, 2018. Mr. Huang will receive a prorated cash fee for the period from the date of the semi-annual payment for director fees in November 2017 through the date of his resignation on March 19, 2018.

Eligible non-employee directors are awarded equity under the Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors (the “Director Stock Plan”) in the form of RSUs. RSUs vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders, subject to continued service on the Board through the vesting date or as otherwise provided in the plan or applicable award agreement. Dividend equivalents accrue on unvested RSUs either in cash or, at the sole discretion of the Compensation Committee, in shares of HGV’s common stock or additional RSUs equal to the fair market value of the dividend equivalent payment as of the dividend payment date, payable at the same time as the underlying RSUs are settled following vesting (or forfeited to the extent the underlying RSUs are forfeited). Any unvested RSUs held by a non-employee director will become fully earned and vested upon (i) termination of such director’s service as a result of such director’s death or disability, (ii) a change in control event, if the successor or surviving company does not assume, substitute or continue the RSUs on substantially similar terms, or (iii) termination of such director’s service without cause or with good reason (each as defined in the form of Restricted Stock Unit Agreement for use under the Director Stock Plan) within twelve months following a change in control. In addition, if a non-employee director retires more than six months after the grant date of a director RSU award, then a pro-rata number of RSUs shall become earned and vested as of the retirement date. Unvested RSUs are forfeited upon termination of service for any other reason.

Hilton Grand Vacations	15	PROXY STATEMENT

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executive officers as of March 16, 2018, other than Mr. Wang, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2018.” Beneficial ownership of equity securities of certain of our executive officers is shown under “Ownership of Securities” below on page 45.

James E. Mikolaichik

James E. Mikolaichik, 46, has served as Executive Vice President and Chief Financial Officer of HGV since August 2016. Previously, Mr. Mikolaichik served in multiple roles at Manning & Napier Inc., an independent investment management firm, from 2011 through 2016. As chairman and president of Manning & Napier Fund Inc., from 2015 through 2016, Mr. Mikolaichik was responsible for all aspects of the mutual fund company. Additionally, from 2011 through 2015, he served as chief financial officer of Manning & Napier Inc., where he was responsible for all aspects of strategic and financial planning, monitoring performance metrics, financial reporting, internal audit, tax, corporate development and investor relations. In addition, Mr. Mikolaichik served as executive vice president and head of strategy of Old Mutual Asset Management from 2008 through 2011, and as its chief risk officer from 2004 through 2008. Mr. Mikolaichik served in various capacities at Deloitte & Touche LLP, providing consulting, financial advisory, auditing and accounting services from 1993 through 2004. Mr. Mikolaichik earned a bachelor’s degree from Susquehanna University in 1993 and masters of business administration from Columbia University in 2001.

Charles R. Corbin

Charles R. Corbin, 61, has served as HGV’s Executive Vice President and General Counsel since November 2016. Before joining HGV, Mr. Corbin served at Hilton Worldwide for over 6 years, where he was named senior vice president for dispute resolution and employment and benefits. Prior to joining Hilton Worldwide in 2010, Mr. Corbin served in a number of high-level legal roles, including vice president and assistant general counsel at Sunrise Senior Living, and group vice president at the Mills Corporation. Mr. Corbin’s more than 30-year legal and business career includes managing a venture capital firm and serving in a variety of roles as a business counselor, legal advisor, and investor. Mr. Corbin holds a bachelor’s degree in English with highest honors from The Citadel, and a juris doctorate from the University of Dayton School of Law.

Dennis A. DeLorenzo

Dennis A. DeLorenzo, 53, has served as our Executive Vice President since August 2017 and Chief Sales Officer since December 2016, overseeing all of our global sales operations and Hilton Club. Mr. DeLorenzo previously served as senior vice president of sales from January 2015 to December 2016, and as vice president of marketing development from 2012 to January 2015. Mr. DeLorenzo is an industry veteran with more than 20 years of experience in timeshare sales and marketing leadership roles. He has a dynamic background, having performed in a number of leadership positions within HGV, and having served as senior vice president of marketing with Holiday Inn Club Vacations, as regional vice president of sales and marketing for Sunterra Corporation, and as director of marketing, Mid-Atlantic region for Marriott Ownership Resorts, Inc.

Barbara L. Hollkamp

Barbara L. Hollkamp, 65, has served as HGV’s Executive Vice President and Chief Human Resources Officer since August 2016, after having served in a dual role as senior vice president of human resources for Hilton and HGV. Mrs. Hollkamp is responsible for overseeing teams of highly experienced human resources professionals providing strategic business partnerships and consultative talent services across the global business. Ms. Hollkamp’s oversight also includes talent management, compensation, benefits, recruitment, succession planning, learning and development, and general human resources shared services. Ms. Hollkamp joined Hilton in June 2004 as vice president before being appointed as senior vice president of human resources for Hilton. Her professional experience spans more than 30 years and is highlighted by strategic human resources management, organizational development, leadership development, and culture management. Mrs. Hollkamp earned a bachelor’s degree in organizational behavior from Rollins College in Florida.

Hilton Grand Vacations	16	PROXY STATEMENT

Allen J. Klingsick

Allen J. Klingsick, 40, has served as our Senior Vice President and Chief Accounting Officer of HGV since January 2017. Since February 2013, Mr. Klingsick served in a variety of roles at Hilton and HGV, including most recently as Vice President—Accounting, HGV, and Senior Director of Accounting Research and Policy. His responsibilities at Hilton and HGV included oversight of timeshare accounting operations and global technical accounting matters. From 2011 through 2013, he served as Director of Accounting and Domestic Controller for LivingSocial, where he oversaw domestic accounting operations. From 2001 through 2011, Mr. Klingsick was employed in various capacities with KPMG LLP in Kansas City, Missouri and McLean, Virginia, where he performed public company audits, managed global audit engagement teams and provided training for KPMG associates nationally and internationally. Mr. Klingsick is a Certified Public Accountant, and earned a bachelor’s degree in accounting in 2000 and a Masters in Professional Accountancy in 2001, both from University of Nebraska—Lincoln.

Sherri A. Silver

Sherri A. Silver, 55, has served as our Executive Vice President and Chief Marketing Officer since August 2017, overseeing our global marketing operations. Ms. Silver brings more than 20 years of progressive, strategic marketing and business leadership experience in a variety of consumer segments and industries. From 2010 to August 2017, Ms. Silver served as chief marketing officer with Erie Insurance, a growing Fortune 500 insurer, where she led marketing, strategy, innovation, and customer experience. Earlier in her career, Sherri was a senior vice president with JPMorgan Chase from 2002 to 2008, where she grew businesses by serving in multiple capacities, including chief marketing officer from 2005 to 2007 and general manager from 2007 to 2008 for partnership-oriented business units in the U.S. and Canada. Sherri has a wide breadth of expertise and leadership experience focused on developing and executing integrated, consumer-focused growth strategies using data and technology to drive better outcomes. Ms. Silver holds an MBA in Finance from Fordham University, and a bachelor’s degree in marketing from the University of Massachusetts.

Stan R. Soroka

Stan R. Soroka, 58, has served as HGV’s Executive Vice President and Chief Customer Officer since January 2015. Mr. Soroka is responsible for all resort operations and the Club program, as well as brand standards for resorts and the overall organization. From May 2010 to January 2015, Mr. Soroka served as Hilton’s area vice president for Florida and Hilton Grand Vacations Resort Operations; and in this dual capacity, he oversaw hotel operations for Hilton, Doubletree, Embassy Suites and Waldorf Astoria properties throughout Florida, as well as the Conrad Miami. His responsibilities also included oversight of timeshare resort operation functions for HGV’s developed properties in Las Vegas, New York, Orlando and South Beach, Miami. A second generation hotelier, Mr. Soroka has more than 34 years of experience successfully operating renowned hotels and resorts. Prior to joining Hilton in 2005, he served as managing director of El Conquistador Resort and Las Casitas Village in Puerto Rico, and previously held leadership roles at Oakbrook Hotels, at Vail Resorts Management, and at H.B.E. Hotels and Resorts. Mr. Soroka began his hospitality career with Hyatt in the stewarding department, quickly moving up the food and beverage ranks before transitioning to front office operations and management. Mr. Soroka earned a Bachelor of Science degree in Hospitality Management from the Conrad N. Hilton College of Hotel and Restaurant Management at the University of Houston.

Hilton Grand Vacations	17	PROXY STATEMENT

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the engagement of Ernst & Young LLP to perform the audit of the financial statements and internal control over financial reporting for the fiscal year ending December 31, 2018.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on HGV’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of HGV and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

AUDIT AND NON-AUDIT FEES

Ernst & Young LLP performed certain services for us in connection with the spin-off, and has been our independent public accountants since the spin-off, including for purposes of performing an audit of the financial statements included in HGV’s annual report on Form 10-K for the years ended December 31, 2017 and 2016.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for the fiscal years ended December 31, 2017 and 2016 and fees billed for other services rendered by Ernst & Young LLP for those periods. Prior to the spin-off, we did not separately engage an independent public accountant. Ernst & Young LLP performed a separate audit of our operations as a wholly-owned subsidiary of Hilton, and performed certain other services related to us for Hilton for periods prior to the year ended December 31, 2016; however, fees associated those services were paid by Hilton and disclosed in Hilton’s proxy statements.

	2017		2016
Audit Fees	$4,218,132	(1)	$3,825,051	(1)
Audit-related fees	270,000	(2)	121,000	(4)
Tax fees	1,660,316	(3)	—
Other fees	—		—
Total:	$6,148,448		$3,946,051
(1)	Includes fees for professional services rendered by Ernst & Young LLP for the audit of annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements, comfort letters and consents issued in connection with SEC filings and statutory audits of foreign subsidiaries.
(2)	Includes fees for professional services rendered by Ernst & Young LLP for agreed upon procedures and attestation reports.
(3)	Includes fees for professional services rendered by Ernst & Young LLP for tax compliance, tax consulting, transfer pricing and tax advisory services.
(4)	Represents fees related to attestation reports for service organizations.

The Audit Committee considered whether providing the non-audit services shown in this table, and the provision of audit and other services to Hilton for prior periods, was compatible with maintaining Ernst & Young LLP’s independence, and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has

Hilton Grand Vacations	18	PROXY STATEMENT

adopted policies and procedures that require the approval of the Audit Committee of all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. These policies and procedures require that the Audit Committee be provided with sufficient information to allow it to identify the particular services being pre-approved and to assess the impact of the proposed services on the independence of the registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

Hilton Grand Vacations	19	PROXY STATEMENT

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an annual advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

Stockholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables, is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented under “Compensation Discussion and Analysis” beginning on page 22, as well as the discussion regarding the Compensation Committee under “The Board of Directors and Certain Governance Matters—Board Committees—Compensation Committee” beginning on page 10.

At our 2017 annual meeting of stockholders, our stockholders voted, on an advisory basis, to include a say-on-pay proposal in our proxy materials on an annual basis. In accordance with the advisory vote, we determined that we will include a say-on-pay proposal in our proxy materials for each annual meeting of stockholders until the next advisory vote on the frequency of future say-on-pay votes, which will occur no later than our 2023 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

Hilton Grand Vacations	20	PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter, which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this proxy statement under the discussion of “The Board of Directors and Certain Governance Matters—Board Committees—Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committee.” In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable rules of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Pamela H. Patsley, Chair

Brenda J. Bacon

David W. Johnson

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the Compensation Committee of the Board of Directors:

Paul W. Whetsell, Chair

David W. Johnson

Mark H. Lazarus

Hilton Grand Vacations	21	PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

SPECIAL NOTE REGARDING THE SPIN-OFF

Prior to the completion of the spin-off on January 3, 2017, we were a wholly-owned subsidiary of Hilton. This proxy statement discloses the compensation of our principal executive officer, principal financial officer and our three next highest compensated executive officers, based on compensation for the year ended December 31, 2017 (collectively, the “NEOs”). Information presented for periods prior to the spin-off reflects the historical compensation philosophy, strategy, and program designed by Hilton and approved by the compensation committee of Hilton’s board of directors (the “Hilton Committee”), as well as the consideration of such factors as the Hilton Committee or management of Hilton determined were appropriate for an organization of Hilton’s size and complexity.

Equity-based awards granted prior to December 31, 2016 are presented on an as-converted basis to reflect those awards in terms of shares of HGV common stock instead of Hilton common stock. Hilton awards held by HGV employees as of January 3, 2017 were converted into awards that will settle in shares of HGV common stock and adjusted in a manner intended to preserve the intrinsic value of the award immediately following the spin-off. Each outstanding option to purchase shares of Hilton common stock, whether vested or unvested, was converted into an option to purchase shares of HGV common stock, on the same general terms and conditions as the Hilton stock option. Outstanding restricted stock units (“RSUs”) that would have settled in shares of Hilton common stock and that were subject to service-based vesting were converted into service-based RSUs (“Service RSUs”) that will settle in HGV common stock on the same general terms and conditions as the Hilton RSUs. Outstanding performance-vesting RSUs and restricted stock awards (collectively, “PSAs”) that would have settled in shares of Hilton common stock that were granted in 2015 and 2016 have been converted into Service RSUs or service-based restricted stock that will settle in shares of HGV common stock (the “Converted PSAs”). Subject to each such holder’s continued employment through the applicable vesting date, the Converted PSAs will vest on the date that the performance period applicable to the Converted PSAs prior to their conversion would have otherwise ended, and will settle in shares of HGV common stock. The service-vesting requirements in effect for each equity-based award remained unchanged, and HGV employees were given credit for service with Hilton prior to the spin-off and continued service with HGV after the spin-off.

OUR NAMED EXECUTIVE OFFICERS

Our NEOs, based on total compensation paid during the year ended December 31, 2017, are set forth below.

Name	Position
Mark D. Wang	President and Chief Executive Officer (“CEO”)
James E. Mikolaichik	Executive Vice President and Chief Financial Officer (“CFO”)
Dennis DeLorenzo	Executive Vice President and Chief Sales Officer
Charles R. Corbin	Executive Vice President and Chief Legal Officer
Barbara L. Hollkamp	Executive Vice President and Chief Human Resources Officer

2017 COMPANY PERFORMANCE

Highlights of HGV’s financial performance for the year ended December 31, 2017 include:

•	Diluted earnings per share was $3.28 for the year, an increase of 92.9% over 2016;
•	Net income was $327 million for the year, an increase of 94.6% over 2016;
•	Adjusted EBITDA was $395 million;
•	Real estate sales and financing segment Adjusted EBITDA was $359 million;
•	Resort operations and club management segment Adjusted EBITDA was $204 million;
•	Contract sales increased 8.8%;

Hilton Grand Vacations	22	PROXY STATEMENT

•	Fee-for-service contract sales as percentage of total contract sales were 54.4%;
•	Net Owner Growth was 19,272, or 7.2%; and
•	HGV announced its first project in Japan, a 132-unit timeshare resort in Okinawa, entered into a joint venture with an affiliate of Blackstone Real Estate Partners to acquire Elara, a 1,201-key timeshare resort property in Las Vegas, Nevada and acquired Sunrise Lodge, an 83-unit property in Park City, Utah.

Adjusted EBITDA and segment Adjusted EBITDA are defined and reconciled to the most comparable measure under GAAP in Part I, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K and in Note 19—Business Segments of the consolidated financial statements in our Annual Report on Form 10-K.

Based on these financial results, certain of our NEOs earned performance-based compensation as follows:

•	annual incentive payouts between 135%-153% of target, with respect to all NEOs;
•	quarterly incentive payouts between 55%-142% of target with respect to Mr. DeLorenzo (Messrs. Wang, Mikolaichik and Corbin and Ms. Hollkamp did not participate in our quarterly incentive cash compensation plan);
•	RSUs and Converted PSAs increasing in value commensurate with the increase in HGV’s stock price; and
•	options increasing in in-the-money value commensurate with the increase in HGV’s stock price.

2017 EXECUTIVE COMPENSATION DESIGN AND DECISIONS

The Compensation Committee of the Board (the “Committee”) determined our executive compensation philosophy, strategy and program design, as well as compensation levels for our NEOs. In making the initial determination of our executive compensation philosophy, strategy and program design and in setting compensation levels for our NEOs for 2017, the Committee considered, among other factors, the fact that the performance of HGV as a separate entity would be subject to different financial and other factors than our performance as a division of Hilton would be subject; the objectives of and risks related to our operation as an independent company; the increased responsibilities in our NEOs’ roles at HGV compared to historical roles at Hilton; the components and amounts of executive compensation at companies within our peer group; and information provided by Pearl Meyer, the Committee’s independent compensation consultant. For future periods, we expect the Committee to also consider HGV’s financial performance and other factors associated with established independently operating companies. An overview of our 2017 executive compensation program is set forth below.

OVERVIEW

Compensation Philosophy. Our compensation philosophy is designed to achieve a number of goals, including attracting and retaining the highest quality executives, providing market competitive compensation opportunities, aligning pay with performance and stockholder value, and emphasizing performance-based compensation. The Committee has determined that our compensation program should be comprised of three primary components (base salary, short-term cash incentive awards and long-term incentive awards), in order to cultivate long-term value creation without unnecessary risk, reward the successful execution of our business strategy, and create an ownership culture.

Key 2017 Compensation Decisions. For 2017, the Committee:

•	approved adjustments to NEO base salaries, target bonus opportunities, and target long-term incentive grant values to better align with market benchmarks for a separate, publicly-traded company;
•	approved an annual cash incentive plan design that is 60% linked to HGV adjusted EBITDA, 10% to cost savings, and 30% to individual executive performance goals and objectives and that includes payout levels ranging from 25-75% of base salary at threshold and 50-150% of base salary at target, with a maximum payout ranging from 100-300% of base salary;

Hilton Grand Vacations	23	PROXY STATEMENT

•	approved a quarterly cash incentive plan design, under which our Executive Vice President and Chief Sales Officer participates, that is 20% linked to HGV adjusted EBITDA, 20% to sales and marketing cost savings, 15% to net sales volume and 45% to individual performance objectives and that includes payout levels of 50% of base salary at threshold and 100% of base salary at target, with a maximum payout of 150% of base salary;
•	approved a long-term incentive plan design with annual equity grants, initially in the form of stock options (50% of grant value) and Service RSUs (50% of grant value), each vesting at the rate of 25% one year following the grant, 25% two years following the grant, and 50% three years after the grant, due to the uncertainties in selecting appropriate performance metrics immediately following the spin-off, and discussed the possibility of including performance-based long-term equity awards in grants for future periods to better align pay with performance; and
•	granted (i) special equity retention awards to our Executive Vice President and Chief Financial Officer, our Executive Vice President and Chief Human Resources Officer, and our Executive Vice President and Chief Legal Officer in recognition of the positions they assumed in connection with the spin-off and their importance to an effective transition to our operations as a separate company, (ii) a special equity award to our Executive Vice President and Chief Legal Officer in recognition of his assumption of responsibility for our global development teams, and (iii) a special promotion equity award to our Executive Vice President and Chief Sales Officer in recognition of his increased responsibilities assumed in connection with his promotion.

In reviewing and approving these items, the Committee worked with Pearl Meyer and select members of executive management, and considered the following key factors:

•	the Committee’s determinations as to our compensation philosophy and program design;
•	the sustained high performance of the HGV business and the HGV leadership team;
•	the expanded roles and responsibilities of each NEO within a separate, public company structure;
•	the objective of minimizing complexity, where possible, in recognition of HGV’s status as a separate publicly-traded company;
•	the views and recommendations of select members of executive management; and
•	the views and recommendations of Pearl Meyer, including external market data provided by Pearl Meyer.

An overview of the three primary components of our 2017 compensation program is set forth below.

Compensation Element	Form	Objectives
Base Salary Fixed, short-term	Cash	• Attract and retain high quality executives to drive our success • Align with external competitive level and internal parity for each role, responsibility and experience
Short-term Incentive At-risk, short-term (quarterly and annual periods)	Cash	• Reward for our overall and business area financial results • Align actual pay-out based on achievement of our overall and business area performance goals
Long-term Incentive At-risk, medium to long-term	Equity, including: Service RSUs (50%) Stock Options (50%)

• Reward for our future performance and align with interests of our stockholders

• Retain key executives through vesting over multi-year periods

• Vest RSUs 25% after one year, 25% after two years and 50% after three years

• Vest stock options 25% after one year, 25% after two years and 50% after three years, with a 10-year expiration from the date of grant

Hilton Grand Vacations	24	PROXY STATEMENT

COMPENSATION PRACTICES AND POLICIES

General. The Committee adopted a number of overall executive compensation practices and policies, all of which the Committee believes to represent sound overall governance of executive compensation.

What We Do (Best Practices)	What We Don’t Do or Allow
✓ Executive sessions without management	× Excessive severance
✓ Independent compensation consultant	× Single-trigger equity acceleration for change in control
✓ Significant percentage of pay “at risk”	× Excise tax gross-ups
✓ Significant use of equity-based pay	× Option repricing or buyouts
✓ Three-year vesting on equity awards	× Provide for reload awards
✓ Require fair market value options with a ten-year term	× Pay dividends or dividend equivalents on unvested awards
✓ Capped incentive opportunities
✓ Clawback policy upon restatement
✓ Robust stock ownership requirements
✓ Efficient use of equity

Role of the Compensation Committee.  The Committee establishes the overall executive compensation philosophy and strategy, sets and approves compensation for our NEOs, and approves all incentive plan designs, goals, and awards affecting executive officers, including our NEOs. The Committee also approves all equity compensation plans and awards. In performing its role, the Committee receives input from the CEO, select members of management, and its independent consultant.

Role of Management.  The CEO, Chief Human Resources Officer, and Chief Legal Officer routinely provide information, advice, and recommendations to the Committee. Other members of management may be called upon to provide information to the Committee as well. The Committee regularly meets in executive session without members of management present, and members of management are not present for discussions regarding their specific compensation.

Role of the Independent Compensation Consultant.  Pearl Meyer reports to and is directed by the Committee. Pearl Meyer routinely provides information, advice, and recommendations to the Committee on matters pertaining to executive and non-employee director compensation. In selecting Pearl Meyer, the Committee considered the independence factors prescribed by applicable regulations and concluded that none of the work provided by Pearl Meyer raised any conflict of interest, and determined Pearl Meyer met the independence criteria. Pearl Meyer provides no services to HGV other than compensation consulting services.

Peer Group Comparisons. With respect to external market data, Pearl Meyer recommended and used, and the Committee reviewed, the following peer group in setting compensation for 2017.

Wyndham Worldwide Corporation	Vail Resorts Inc.	Cedar Fair, LP
Toll Brothers Inc.	Marriott Vacations Worldwide Corp.	Sunstone Hotel Investors Inc.
Hyatt Hotels Corporation	SeaWorld Entertainment, Inc.	ClubCorp Holdings, Inc.
Pinnacle Entertainment, Inc.(1)	Ashford Hospitality Trust, Inc.	La Quinta Holdings Inc.
Hovnanian Enterprises Inc.	Six Flags Entertainment Corporation	Diamond Resorts International, Inc.
Boyd Gaming Corporation	Extended Stay America, Inc.	Interval Leisure Group, Inc.
(1)	Prior to spin-off of assets

Hilton Grand Vacations	25	PROXY STATEMENT

Given the limited number of direct competitors that are publicly-traded, the industry criteria were intentionally expanded to include other leisure and hospitality companies, as well as homebuilders and other real estate development companies, while preserving reasonable size comparisons in terms of annual revenues, market capitalization, and enterprise value. The Committee intends to annually review and approve any peer group that will be used for executive compensation benchmarking and to consider the benchmark data as one of many factors when making pay determinations.

Say on Pay Vote.  The first advisory vote on HGV’s executive compensation occurred at the 2017 annual meeting of stockholders. Over 99% of the votes cast were in favor of HGV’s executive compensation. Accordingly, HGV determined that the “say on pay” vote did not necessitate substantive changes to our executive compensation program. HGV will ask its stockholders to approve, on an advisory basis, the compensation of its NEOs. To the extent there is any significant vote against the NEO compensation, the Committee will consider the impact of such vote on its future compensation policies and decisions.

Stock Ownership Policy.  We have adopted an executive stock ownership policy applicable to our NEOs. Each of our NEOs is expected to own shares of our common stock in the following amounts within five years from the later of March 9, 2017 and the date he or she first becomes subject to the stock ownership policy:

•	Chief Executive Officer – 5 times base salary; and
•	NEOs and certain other executive officers – 3 times base salary.

Each of our NEOs currently satisfies the executive stock ownership policy. For purposes of this requirement, an executive officer’s holdings include shares held directly or indirectly, individually or jointly, shares held in trust for the benefit of the executive or a family member, shares underlying vested options (based on the excess of the market price of the stock over the exercise price), time-vesting restricted stock and restricted stock unit awards that have not yet vested, and shares held under a deferral or similar plan. Under this requirement, executives must retain 50% of HGV shares (i) acquired after the net settlement of an equity award for withholding taxes and/or payment of an exercise price, (ii) acquired in open market purchases, and (iii) acquired in connection with the spin-off or already owned before becoming subject to the stock ownership policy, in each case until the ownership requirements are satisfied. Declines in the stock price will not affect compliance with the stock ownership policy as long as executives continue to hold the number of shares held at the time compliance was initially achieved.

Clawback Policy.  We have adopted a clawback policy for our incentive compensation. The Board determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. If the Committee determines that incentive compensation of its current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Committee, was overpaid, in whole or in part, as a result of a restatement of the reported financial results of HGV or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

Equity Award Granting Policy.  The annual grant of stock-based awards to our NEOs is made on the date of the first regularly scheduled Board or Committee meeting of the calendar year (typically held in the first quarter). In addition to annual awards, other grants may be awarded at other times (1) to attract new hires; (2) to recognize employees for special achievements or for retention purposes; (3) to new employees as a result of the acquisition of another company; or (4) as may be desirable and prudent in other special circumstances. The exercise price of stock options is determined based on the fair market value of a share of common stock on the grant date. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

Hilton Grand Vacations	26	PROXY STATEMENT

Risk Considerations.  The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balances fixed versus at-risk compensation;
•	Balances short-term cash and long-term equity incentive compensation;
•	Provides that at-risk compensation is based on a variety of qualitative and quantitative performance goals, including HGV’s stock price, HGV’s overall financial performance and the performance of specific business area goals;
•	Caps the executives’ incentive compensation opportunities;
•	Provides the Committee with discretion to reduce the annual incentive amount awarded;
•	Requires stock ownership levels;
•	Provides for a clawback of the executive’s compensation in specified circumstances; and
•	Prohibits pledging and hedging of Company stock.

Retirement Savings Benefits.  HGV maintains a tax-qualified 401(k) plan, under which HGV matches 100% of employee contributions up to 3% of eligible compensation and 50% of employee contributions on the next 2% of eligible compensation. In addition to the 401(k) plan, HGV also offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings through the Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan (“HGV EDCP”). Those eligible to participate in the HGV EDCP may elect to defer up to 100% of both their annual salary and bonus. HGV currently provides no contribution or match to the HGV EDCP.

Pursuant to the HGV EDCP, specified eligible employees, including our NEOs, may defer up to 100% of either or both their annual salary and bonus. Deferral elections are made by eligible employees in the calendar year preceding the year compensation is earned. Contributions to the HGV EDCP consist solely of participants’ elective deferral contributions with no required matching or other employer contributions. Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses in the funds are credited to the participants’ accounts daily, net of investment option related expenses. The HGV EDCP does not provide any above-market returns or preferential earnings to participants, and the deferrals and their earnings are always 100% vested.

NEOs may elect at the time they make their deferral elections to receive in-service distributions at a specified future date. In addition, upon a showing of financial hardship due to death, illness, accident or similar extraordinary or unforeseeable circumstances, an executive may be allowed to access funds in his or her deferred compensation account before he or she otherwise would have been eligible. The participant must make two payout elections, one in the case of termination and one in the case of retirement. Benefits can generally be received either as a lump sum payment or in installments over a period not to exceed 20 years in the case of retirement, five years in the case of termination and five years for in-service distributions. In the event of a change in control, 100% of the value of the eligible employee’s deferred compensation account will be distributed.

Compliance with IRS Code Section 162(m).  Section 162(m) of the Internal Revenue Code generally limits HGV’s federal income tax deduction for any compensation in excess of $1,000,000 paid to NEOs except for the Chief Financial Officer. However, this provision does not apply to certain performance-based compensation as long as specified requirements are met.

We expect that the Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions; however, the Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent.

A portion of the short-term cash incentive opportunities granted to our NEOs in 2017 were designed in a manner intended to be exempt from the deduction limitation of Section 162(m) because they are paid based on the

Hilton Grand Vacations	27	PROXY STATEMENT

achievement of pre-determined performance goals established by the Committee pursuant to our stockholder-approved Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan (the “Incentive Plan”). As part of the United States tax reform legislation enacted on December 22, 2017, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. As a result, compensation paid to certain of our executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Committee’s efforts to structure a portion of our NEOs’ incentive compensation to comply with the exemption from the deduction limits of Section 162(m), because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related Treasury regulations under the tax reform legislation, including the uncertain scope of the transition relief, no assurance can be given that any compensation will satisfy the requirements for exemption under Section 162(m). The Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with HGV’s business needs.

2017 NEO COMPENSATION STRUCTURE

The Committee approved the following compensation structure for our NEOs for 2017.

		Short-Term Incentive Opportunity			Long-Term Incentive Opportunity
Name	Base Salary	% Salary	$ Value	Target Total Cash	% Salary	$ Value	Target Total Direct
Mark D. Wang	$900,000	150%	$1,350,000	$2,250,000	400%	$3,600,000	$5,850,000
James E. Mikolaichik	$450,000	100%	$450,000	$900,000	200%	$900,000	$1,800,000
Dennis DeLorenzo(1)	$400,000	200%	$800,000	$1,200,000	200%	$800,000	$2,000,000
Charles R. Corbin	$400,000	50%	$200,000	$600,000	150%	$600,000	$1,200,000
Barbara L. Hollkamp	$400,000	50%	$200,000	$600,000	150%	$600,000	$1,200,000
(1)	With respect to Mr. DeLorenzo, effective July 1, 2017, the Committee approved his adjusted base salary, short-term incentive opportunity, and long-term incentive opportunity for the third and fourth quarters of 2017, in connection with his promotion to Executive Vice President and Chief Sales Officer. Mr. DeLorenzo’s overall short-term incentive opportunity is allocated 50% to the annual cash incentive program and 50% to the quarterly cash incentive program.

This compensation structure reflects the desired pay-for-performance orientation with an emphasis on long-term, equity-based incentive compensation opportunities tied to stockholder value creation, as evidenced by the following mix.

Hilton Grand Vacations	28	PROXY STATEMENT

BASE SALARY

In 2017, the Committee reviewed and set the base salaries for our NEOs. The increases over 2016 base salaries were based on the Committee’s consideration of a number of factors, including the increased responsibilities in our NEOs’ roles at HGV compared to historical roles at Hilton and the level of base salaries of executives serving in similar roles and with comparable responsibilities at companies in our peer group. The base salaries of our NEOs for 2016 were reviewed and set by the Hilton Committee, with respect to Mr. Wang, and by Hilton management with respect to our other NEOs.

Name	2016 Base Salary	2017 Base Salary
Mark D. Wang	$689,585	$900,000
James E. Mikolaichik	$450,000	$450,000
Dennis DeLorenzo	$265,225	$400,000	(1)
Charles R. Corbin	$325,000	$400,000
Barbara L. Hollkamp	$360,706	$400,000
(1)	The increase in Mr. DeLorenzo’s base salary was effective July 1, 2017 in connection with his promotion to Executive Vice President and Chief Sales Officer. Prior to such date, Mr. DeLorenzo’s base salary was $365,000.

SHORT-TERM INCENTIVE COMPENSATION

Annual Cash Incentive Program. The Committee has approved an annual cash incentive program that rewards the participants for their contributions towards specific annual, short-term financial and operational goals that are tied to the overall HGV strategy. It is designed to motivate the participants to focus on strategic business results and initiatives and reward them for results and achievements with respect to their area of responsibility. Each participant’s annual cash incentive award opportunity generally is based on both corporate and individual performance objectives, and is expressed as a percentage of his or her base salary in effect at the fiscal year-end. Threshold, target and maximum annual incentive opportunities for our NEOs were initially approved by the Committee based on peer group benchmark data, and are expected to be approved annually by the Committee based on peer group benchmark data and the scope and impact the participant has on HGV’s overall results.

The threshold, target and maximum payout levels for our NEOs for the year ended December 31, 2017 are set forth in the table below.

Name	Threshold (50% of Target)	Target	Maximum (200% of Target)
Mark D. Wang	75%	150%	300%
James E. Mikolaichik	50%	100%	200%
Dennis DeLorenzo	39%(1)	78.5%(1)	144%(1)
Charles R. Corbin	25%	50%	100%
Barbara L. Hollkamp	25%	50%	100%
(1)	Blended based on the period before and after his promotion to Executive Vice President and Chief Sales Officer.

Our annual cash incentive program is based on a combination of corporate and individual performance objectives, and the weighting of each objective is allocated to drive business results within each participant’s area of responsibility. Individual performance objectives are both quantitative and qualitative in nature, based on financial, operational and strategic objectives specific to each individual and the function for which they are responsible. The Committee relied on a variety of metrics in establishing annual cash awards, including Adjusted EBITDA (as

Hilton Grand Vacations	29	PROXY STATEMENT

defined above), which is the primary measure of HGV’s financial performance; cost savings, which is crucial to management of HGV’s performance, particularly with respect to the functions for which each individual is responsible; and individual performance objectives. Adjusted EBITDA and cost savings are quantitative measures. Individual performance objectives are comprised of quantitative factors, such as applicable segment EBITDA, operating surplus or deficit, and net owner growth, and qualitative factors, such as talent management, organizational learning, advancement of HGV’s culture and talent acquisition.

Each NEO’s annual cash incentive components, weightings and key performance measures for the year ended December 31, 2017 are set forth below.

	Weighting as a % of Total Award Opportunity

Name	Adjusted EBITDA(1)	Cost Savings(2)	Individual Performance Goals	Primary Individual Performance Goals
Mark D. Wang	60%	10%	30%	• Increase net owner growth • Maximize customer engagement and experience • Focus on culture and talent • Navigate business and legal risk
James E. Mikolaichik	60%	10%	30%	• Lead and support strategic alternatives • Focus on equity investor relations and efficient cash management • Align financial reporting across the organization
Dennis DeLorenzo	—	—	100%	• Improve sales of inventory • Lead and support strategic alternatives • Focus on culture and talent
Charles R. Corbin	60%	10%	30%	• Lead and support strategic alternatives • Deliver best-in-class legal and business partnership • Navigate legal and business risk
Barbara L. Hollkamp	60%	10%	30%

•   Focus on culture and talent

•   Drive the workforce strategies at the C-level

•   Focus on organization design and structure

•   Design and align human resources systems, services and infrastructure to support an independently operated company

•   Oversee the development of HR products and services

(1)	Adjusted EBITDA calculated as set forth in Note 19 (“Business Segments”) of the consolidated financial statements in the Annual Report on Form 10-K.
(2)	Measured by general and administrative expense less stock compensation expense (“Corporate G&A Expense”).

Following the performance period, each corporate and individual performance objective of our annual cash incentive program is assessed and rated based on the level of achievement. Our actual annual cash incentive awards are calculated by multiplying each participant’s actual base salary by his or her target award potential, which are then adjusted by an achievement factor based on the combined achievement of the corporate component and the individual performance objectives. The Committee assesses the achievement of performance objectives and the achievement factor adjustment with respect to Mr. Wang and calculates his incentive award. Mr. Wang and the HGV compensation department assess the achievement of individual performance objectives and the achievement factor for the other NEOs, and calculate the incentive awards. The Committee reviews the information provided by Mr. Wang and the HGV compensation department, and approves the annual cash incentive awards payable to our other NEOs.

Hilton Grand Vacations	30	PROXY STATEMENT

The financial component ranges and actual performance results under the annual cash incentive program for the year ended December 31, 2017 are set forth in the table below.

	Adjusted EBITDA(1)	Cost Savings(2)	Payout as a % of Target(3)
Threshold	$367.3	$99.7	50%
Target	$386.7	$94.9	100%
Maximum	$406.0	$90.2	200%
2017 Actual Performance	$394.6	$94.1
2017 Payout % of Target	140%	124%
 (1) Dollars in millions.
 (2) Measured by Corporate G&A Expense, and expressed as dollars in millions.
 (3) For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage is adjusted on a linear basis.

The target cash incentive opportunity and the cash incentive award earned by our NEOs (as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) and the achievement factor for the year ended December 31, 2017 are set forth in the table below.

Name	2017 Year-End Base Salary		Target Annual Cash Incentive Opportunity as a Percent of Base Salary		Target Annual Cash Incentive Opportunity	Achievement Factor as a Percent of Target Award(1)	2017 Amount Earned under Annual Cash Incentive Program
Mark D. Wang	$900,000		150%		$1,350,000	135%	$1,827,900
James E. Mikolaichik	$450,000		100%		$450,000	146%	$657,394
Dennis DeLorenzo	$382,500	(2)	78.5	%(2)	$300,375	144%	$433,268
Charles R. Corbin	$400,000		50%		$200,000	145%	$290,300
Barbara L. Hollkamp	$400,000		50%		$200,000	153%	$305,300
(1)	Percentages have been rounded.
(2)	Blended based on the period before and after his promotion to Executive Vice President and Chief Sales Officer.

Quarterly Cash Incentive Program. In addition to our annual cash incentive program, we offer a quarterly cash incentive program for certain sales and marketing team members. The 2017 first and second quarter cash incentive opportunities and objectives for Mr. DeLorenzo were established pursuant to this program. In August 2017, in connection with his promotion to Executive Vice President and Chief Sales Officer, the Committee approved the 2017 third and fourth quarter cash incentive opportunities and objectives for Mr. DeLorenzo. The quarterly cash incentive program provides a cash incentive award opportunity based on financial objectives and individual performance for each quarter, subject to a true-up / true-down at the end of the fiscal year. The quarterly cash incentive opportunity is expressed as a percentage of Mr. DeLorenzo’s base salary with threshold, target and maximum payout levels approved by the Committee for the third and fourth quarters of 2017, based on recommendations by Mr. Wang and HGV’s compensation department. The threshold, target and maximum payout levels for Mr. DeLorenzo, the only NEO who participated in the quarterly cash incentive program for the year ended December 31, 2017, are set forth in the table below.

Name	Threshold		Target		Maximum
Dennis DeLorenzo	73	%(1)	114	%(1)	198	%(1)
(1)	Blended based on the period before and after his promotion to Executive Vice President and Chief Sales Officer.

Hilton Grand Vacations	31	PROXY STATEMENT

Quarterly objectives for future periods are expected to be set at the beginning of the year. Each objective and associated weighting for the third and fourth quarters of fiscal 2017 is set forth in the table below, which are substantially similar to Mr. DeLorenzo’s objectives for the first and second quarters of fiscal 2017.

	Weighting as a % of Award Opportunity
Name	Adjusted EBITDA	Net Sales Volume	Sales and Marketing Cost	Individual Performance Goals(1)
Dennis DeLorenzo	20%	15%	20%	45%
(1) 35% of the award opportunity is based on year-over-year increases in closings of purchases by new customers of HGV and 10% is based on volume per guest.

Business area objectives were both quantitative and qualitative in nature, based on financial, operational and strategic objectives specific to each individual and the function for which he or she is responsible. These objectives included sales and marketing contributions for the specific function. The Adjusted EBITDA component performance range and actual performance results for the third and fourth quarters of fiscal 2017 are set forth in the table below.

	Adjusted EBITDA(1)	Payout as a % of Target(2)
Threshold	$198.8	50%
Target	$209.3	100%
Maximum	$219.7	150%
2017 Actual Performance and Payout	$193.7	0%
  (1)   EBITDA $ in millions. Reflects the aggregate quarterly EBITDA goals.
  (2)   For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage is adjusted on a linear basis.

Following each quarterly performance period, the financial and individual performance objectives of our quarterly cash incentive program are assessed and rated based on the level of achievement. Our actual quarterly cash incentive awards are calculated by multiplying the participant’s base salary by his or her target award potential, and then multiplied by an achievement factor based on the combined achievement of the financial component and the individual performance objectives. The Committee reviews and approves the quarterly cash incentive awards paid to our NEOs who participate under the program. The aggregate quarterly target cash incentive opportunity and aggregate quarterly cash incentive award based on actual achievement (as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) under the quarterly cash incentive program for the year ended December 31, 2017 are set forth in the table below.

Name	2017 Base Salary		Target Cash Incentive Opportunity as a Percent of Base Salary		Aggregate Target Cash Incentive Opportunity(1)	Aggregate Amount Earned as a Percent of Target Award(2)	2017 Aggregate Amount Earned under Quarterly Cash Incentive Program
Dennis DeLorenzo	$382,500	(3)	114	%(3)	$437,250	101%	$441,633
(1)	Amount represents the sum of the target incentive opportunity for each of the quarterly performance periods during 2017.
(2)	Percentages have been rounded.
(3)	Blended based on the period before and after his promotion to Executive Vice President and Chief Sales Officer.

Hilton Grand Vacations	32	PROXY STATEMENT

LONG-TERM INCENTIVE COMPENSATION

Our long-term incentive compensation is awarded under the Incentive Plan and provides an opportunity for executive officers, including our NEOs, and other key employees to increase their ownership interest in HGV through grants of equity-based awards. Under the Incentive Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, RSUs, other equity-based awards, other cash-based awards and performance compensation awards. Each NEO’s target long-term incentive opportunity is approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on HGV’s overall results. The long-term incentive target opportunity is set forth under “—2017 NEO Compensation Structure.”

In March 2017, the Committee granted long-term incentive awards to our NEOs ranging from 150-400% of base salary based on the mix and weighting set forth in the chart below. In light of the recent spin-off and HGV’s first year as an independent company, the Committee decided to grant 2017 long-term incentive equity-based awards that vest based on service.

Award Type	Weighting	Vesting	Value Tied To
Service RSUs	50% of total award	25% after one year, 25% after two years and 50% after three years	Stock price
Stock Options	50% of total award	25% after one year, 25% after two years and 50% after three years, with a 10-year expiration from the date of grant	Appreciation in stock price

In addition, the Committee may approve the grant of special equity awards to address specific circumstances. In March 2017, the Committee approved an award to Mr. Mikolaichik of 28,269 Service RSUs, which have an aggregate grant date fair value of $800,000, in accordance with the terms of his offer letter, as described under “—Agreements with Executives.” The Service RSUs will vest in three equal annual installments beginning on the first anniversary of Mr. Mikolaichik’s start date with HGV, August 17, 2016, subject to his continued employment at HGV through each applicable vesting date or otherwise provided under the terms of the applicable award agreement. Also in March 2017, the CEO recommended and the Committee approved an award to each of Mr. Corbin and Ms. Hollkamp of 14,134 Service RSUs, which have an aggregate grant date fair value of $400,000, in recognition of their acceptance of their new positions at HGV following the spin-off.

In August 2017, the Committee approved an award to Mr. DeLorenzo of 5,714 Service RSUs, which have an aggregate grant date fair value of $200,000, in recognition of his promotion to the position of Executive Vice President and Chief Sales Officer of HGV. Also, in December 2017, the Committee approved an award to Mr. Corbin of 3,655 Service RSUs, which have an aggregate grant date fair value of $150,000, to recognize his assumption of responsibility for our global development teams. Each of the above-mentioned Service RSUs will vest in three equal annual installments from the grant date, subject to the recipient’s continued employment at HGV through each applicable vesting date or otherwise provided under the terms of the applicable award agreement.

OTHER BENEFITS AND PERQUISITES

HGV provides a package of benefits to our NEOs that include customary benefits as well as perquisites. Executives are eligible for benefits that include group health, dental, disability and basic life insurance. Our NEOs are eligible to participate in these plans on the same basis as all other employees. In addition, HGV provides limited perquisites for our NEOs, including complimentary rooms, food and beverage and other on-site services for the NEOs and family members and friends traveling with the NEO at all HGV branded properties; automobile allowances; and annual executive physical examinations beyond those covered by HGV’s general health care plans. HGV also provides a social club membership for the Chief Executive Officer. The value of the NEOs’ perquisites and other personal benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote.

Hilton Grand Vacations	33	PROXY STATEMENT

2018 EXECUTIVE COMPENSATION HIGHLIGHTS

The Committee has approved the following compensation structure for our NEOs for 2018. The compensation structure includes increases in base salary for our NEOs of between 3% and 11.1%, consistent with market practices and increases in salaries for our other employees.

		Short-Term Incentive Opportunity			Long-Term Incentive Opportunity
Name	Base Salary	% Salary	$ Value	Target Total Cash	% Salary	$ Value	Target Total Direct
Mark D. Wang	$950,000	150%	$1,425,000	$2,375,000	400%	$3,800,000	$6,175,000
James E. Mikolaichik	$500,000	150%	$750,000	$1,250,000	250%	$1,250,000	$2,500,000
Dennis DeLorenzo(1)	$412,000	200%	$824,000	$1,236,000	200%	$824,000	$2,060,000
Charles R. Corbin	$412,000	50%	$206,000	$618,000	150%	$618,000	$1,236,000
Barbara L. Hollkamp	$412,000	50%	$206,000	$618,000	150%	$618,000	$1,236,000
(1)	Mr. DeLorenzo’s overall short-term incentive opportunity is allocated 50% to the annual cash incentive program and 50% to the quarterly cash incentive program.

This compensation structure reflects the desired pay-for-performance orientation with an emphasis on long-term, equity-based incentive compensation opportunities tied to stockholder value creation, as evidenced by the following mix.

In addition, the Committee determined that, while service-based awards with significant portions subject to vesting at the end of the three-year period were appropriate during the transition year of 2017, for future performance periods a significant portion of our long-term incentive compensation should be in the form of performance-based RSUs (“Performance RSUs”) with appropriate performance metrics tied to HGV’s long-term business goals and to further align the interests of our executives with the interests of our stockholders. Accordingly, for 2018, the Committee determined that 50% of the long-term incentive compensation awarded to our Chief Executive Officer would be in the form of Performance RSUs, along with 30% Service RSUs and 20% stock options, and that 40% of the long-term incentive compensation awarded to our other NEOs would be in the form of Performance RSUs, along with 30% Service RSUs and 30% stock options. The Committee intends to evaluate the equity mix each year based on all relevant facts and circumstances.

AGREEMENTS WITH EXECUTIVE OFFICERS

We have entered into agreements with certain of our NEOs, as set forth below.

Mark D. Wang. On April 17, 2017, we entered into an employment letter agreement (the “Agreement”) with Mr. Wang. Pursuant to the Agreement, Mr. Wang will continue to serve as HGV’s President and Chief Executive Officer and as an officer and/or director of one or more of our subsidiaries or other affiliates as directed by the Board. Either HGV or Mr. Wang may terminate the employment arrangement at any time, for any reason or no reason, with or without cause, subject to a severance agreement described below. Pursuant to the Agreement, Mr. Wang will be paid an annual base salary of $900,000, subject to upward adjustment from time to time as

Hilton Grand Vacations	34	PROXY STATEMENT

determined by the Committee. Mr. Wang is eligible to earn annual bonus awards under our annual cash incentive program (the “Bonus Plan”) based upon the achievement of performance targets established by the Committee and at a level commensurate with his position. Mr. Wang is also eligible to participate in any Company long-term incentive plan or program, with any such awards being granted under the Incentive Plan or a successor plan, as well as the HGV EDCP. HGV will also provide Mr. Wang with benefits generally available to its other employees, including health and welfare benefit and retirement plans.

Mr. Wang is also eligible for severance benefits under a Severance Agreement, the terms of which are described below under “—Severance Agreements.” Under such agreement, and subject to its terms, Mr. Wang is eligible to receive a severance payment amount equal to 2.5 times the sum of his annual base salary and annual target bonus at the time of a qualifying termination, paid in a lump sum. In addition, upon a qualifying termination, Mr. Wang will be entitled to certain continued health and welfare benefits as described below under “—Potential Payments Upon Termination or Change in Control.”

Mr. Wang currently serves as a member of the Board, and it is expected he will continue to be nominated to serve as a director, subject to the fiduciary duties of the Board and the Nominating and Corporate Governance Committee of the Board, and compliance with applicable governance charters, guidelines, processes and procedures. Additionally, Mr. Wang may join up to two non-competing public and/or private corporation boards of directors, subject to prior notice and approval by the Board.

James E. Mikolaichik. Mr. Mikolaichik entered into an offer letter dated July 6, 2016 in connection with his employment as our Executive Vice President and Chief Financial Officer. Pursuant to his offer letter, Mr. Mikolaichik was eligible to receive an initial annual base salary of $450,000, subject to annual review. Mr. Mikolaichik is eligible to participate in our annual cash incentive program at a level commensurate with his position and will be entitled to receive an annual cash incentive award based on our financial performance and his individual performance. In addition, Mr. Mikolaichik is eligible to participate in our long-term incentive program in accordance with the terms adopted by the Committee.

Mr. Mikolaichik is also entitled to participate in all employee benefit plans, programs and arrangements (including the HGV 401(k) plan, the HGV EDCP and the relocation plan) made available to our other executive officers.

Mr. Mikolaichik is also eligible for severance benefits under a Severance Agreement, the terms of which are described below under “—Severance Agreements.” Under such agreement, and subject to its terms, Mr. Mikolaichik is eligible to receive a severance payment amount equal to 2.0 times the sum of his annual base salary and annual target bonus at the time of a qualifying termination, paid in a lump sum. In addition, upon a qualifying termination, Mr. Mikolaichik will be entitled to certain continued health and welfare benefits as described below under “—Potential Payments Upon Termination or Change in Control.”

Severance Agreements. The Committee believes that carefully structured severance agreements are necessary to attract and retain talent, and that severance agreements allow executives to focus their attention and energy on making objective business decisions that are in the best interest of stockholders. In addition, the Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions. Accordingly, we have entered into a severance agreement (each, a “Severance Agreement”) with each of Messrs. Wang, Mikolaichik, DeLorenzo and Corbin and Ms. Hollkamp (each an “Executive” and collectively the “Executives”). Under the terms of each Severance Agreement, if the Executive is terminated by the Company without “cause,” or if the Executive terminates his or her employment for “good reason” (each, a “qualifying termination”) (including, but not limited to, a qualifying termination within 24 months after a change in control), then, he or she will be eligible to receive a severance payment amount determined based on the employee’s position and then-current base salary and target bonus. In the case of Mr. Wang, his Severance Agreement includes certain additional bases of “good reason,” including, without limitation, Mr. Wang not being the most senior executive officer of HGV, the failure to nominate him to the Board or his removal from the Board. In addition, prior to any termination by HGV for “cause,” Mr. Wang is entitled to receive prior written notice and an opportunity to discuss the basis of such finding by the Board prior to its vote to terminate him for “cause,” as well as a cure period for certain types of “cause.” Severance payments are conditioned upon the Executive’s execution and non-revocation of a release of claims against HGV, continued compliance with certain restrictive covenants for a period of 24 months following termination, and compliance with indefinite covenants covering confidentiality and non-disparagement.

Hilton Grand Vacations	35	PROXY STATEMENT

Under the terms of the Severance Agreements, upon a qualifying termination, the Executives will be eligible to receive a severance payment amount equal to the sum of (a) 2.5 times his annual base salary and his target bonus, in the case of Mr. Wang, and (b) 2.0 times his or her annual base salary and his or her target bonus, in the case of the other Executives. Severance payments will be paid in periodic installments over 24 months, subject to certain limitations, including partial payment of the severance amount in a lump sum equal to the excess of the severance payment over a “separation pay limit” (2 times the lesser of the Executive’s annualized compensation for the year prior to termination and the maximum compensation that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which termination occurs). In addition, upon a qualifying termination, each Executive will be entitled to receive certain accrued and earned, but unpaid, remuneration due to the Executive through the termination date, including, without limitation, accrued salary, earned bonus, and reimbursable expenses. Each Executive is also entitled to certain continued health and welfare benefits following a qualifying termination.

The Executives will also be entitled to the same level of severance as described above upon a qualifying termination in connection with a change in control, except that severance may be reduced if doing so would result in the Executive realizing a better after-tax result following the imposition of any applicable parachute-tax provisions under Code Section 4999.

Each Executive’s rights with respect to any equity awards granted to him or her under the Incentive Plan, including, without limitation, any accelerated vesting or similar benefits, will be determined in accordance with the Incentive Plan and applicable award agreements. However, in the case of Mr. Wang, in the event of a termination of his employment due to a qualifying termination and a change in control has not occurred, (i) any portion of any equity awards granted to Mr. Wang under the Incentive Plan that would have vested within 24 months from the termination date of a qualifying termination, in accordance with the original terms of the existing equity award agreements, will accelerate and vest immediately as of such termination date; (ii) with respect to any portion of the equity awards granted to Mr. Wang under the Incentive Plan that are stock options and that have vested in accordance with their original terms or in accordance with the terms of clause (i), Mr. Wang shall be entitled to exercise any vested stock options for a period ending on the earlier of (A) the expiration of the original term of such applicable stock option or (B) 24 months from such termination date; and (iii) any restricted stock units or other similar equity awards granted to Mr. Wang under the Incentive Plan that have vested in accordance with the terms of clause (i) shall be paid within 70 days following such termination date to the extent required by Code Section 409A. The foregoing provision applicable to Mr. Wang will deem to amend any existing equity award agreements applicable to him and will also be reflected in any future equity award agreements that HGV enters into with Mr. Wang.

Hilton Grand Vacations	36	PROXY STATEMENT

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)		Total ($)
Mark D. Wang President and Chief Executive Officer	2017	$1,003,037	—	$1,799,993	$1,652,441	$1,827,900	—		$23,271	$6,306,642
	2016	$686,495	—	$1,562,669	$381,820	$732,684	—		$10,600	$3,374,268
	2015	$691,500	—	$1,594,971	$370,796	$777,427	—		$10,600	$3,445,294
James E. Mikolaichik(6) Executive Vice President and Chief Financial Officer	2017	$493,269	—	$1,250,011	$413,108	$657,394	—		$272,283	$3,086,065
	2016	$173,077	$300,000	—	—	$450,000	—	$		$923,077
Dennis DeLorenzo Executive Vice President and Chief Sales Officer	2017	$420,962	—	$473,736	$251,305	$874,901	—		$14,967	$2,035,871
Charles R. Corbin Executive Vice President and Chief Legal Officer	2017	$438,173	$125,000	$849,965	$275,405	$290,300	—		$165,195	$2,144,038
Barbara L. Hollkamp Executive Vice President and Chief Human Resources Officer	2017	$441,387	$125,000	$700,001	$275,405	$305,300	—		$16,709	$1,863,802
	2016	$359,090	—	$265,608	$64,906	$217,657	—		$10,600	$917,861
(1)	Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under HGV’s employee benefit plans. Amounts include payments made in lieu of accrued vacation of $103,846 for Mr. Wang, $43,269 for Mr. Mikolaichik, $38,462 for Mr. DeLorenzo, $38,462 for Mr. Corbin and $41,538 for Ms. Hollkamp.
(2)	Amounts in this column for 2017 reflect the payment of spin-off completion bonuses from a spin-off completion bonus pool determined by Mr. Wang in conjunction with Hilton management prior to the spin-off. Mr. Wang was not eligible to participate in the bonus pool.
(3)	Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K.
(4)	Includes actual amounts paid under HGV’s annual cash incentive plan and, as to Mr. DeLorenzo, also includes actual amounts paid under HGV’s quarterly cash incentive plan.
(5)	All Other Compensation for 2017 is set forth in the table below.

Name	401(k) Match Contribution ($)	Automobile Expenses ($)	Relocation Expenses ($)	Home Loss Buyout ($)	Tax Gross-Up for Home Loss Buyout ($)	Social Club Membership Fees ($)	Total ($)
Mark D. Wang	$10,800	$10,000	$—	$—	$—	$2,471	$23,271
James E. Mikolaichik	$—	$10,000	$112,937	$108,500	$40,846	$—	$272,283
Dennis DeLorenzo	$10,800	$4,167	$—	$—	$—	$—	$14,967
Charles R. Corbin	$7,000	$10,000	$25,267	$89,307	$33,621	$—	$165,195
Barbara L. Hollkamp	$6,709	$10,000	$—	$—	$—	$—	$16,709
(6)	In 2016, Mr. Mikolaichik received a sign-on bonus of $300,000 pursuant to the terms of his offer letter.

Hilton Grand Vacations	37	PROXY STATEMENT

2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number or Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark D. Wang	Annual Cash Incentive	—	$50,625	$1,350,000	$2,700,000	—	—	—	—	—	—	—
	Service RSUs	3/9/17	—	—	—	—	—	—	63,604	—	—	$1,799,993
	Stock Options	3/9/17	—	—	—	—	—	—	—	190,813	$28.30	$1,652,441
James E. Mikolaichik	Annual Cash Incentive	—	$16,875	$450,000	$900,000	—	—	—	—	—	—	—
	Service RSUs(5)	3/9/17	—	—	—	—	—	—	44,170	—	—	$1,250,011
	Stock Options	3/9/17	—	—	—	—	—	—		47,703	$28.30	$413,108
Dennis DeLorenzo	Annual Cash Incentive	—	$30,037	$300,375	$550,563	—	—	—	—	—	—	—
	Quarterly Cash Incentive	—	$27,794	$437,250	$755,875	—	—	—	—	—	—	—
	Service RSUs	3/9/17	—	—	—	—	—	—	9,673	—	—	$273,746
	Stock Options	3/9/17	—	—	—	—	—	—		29,019	$28.30	$251,305
	Service RSUs(6)	8/14/17	—	—	—	—	—	—	5,714	—	—	$199,990
Charles R. Corbin	Annual Cash Incentive	—	$10,000	$200,000	$400,000	—	—	—	—	—	—	—
	Service RSUs(7)	3/9/17	—	—	—	—	—	—	24,735	—	—	$700,000
	Stock Options	3/9/17	—	—	—	—	—	—	—	31,802	$28.30	$275,405
	Service RSUs(8)	12/4/17	—	—	—	—	—	—	3,655	—	—	$149,965
Barbara L. Hollkamp	Annual Cash Incentive	—	$7,500	$200,000	$400,000	—	—	—	—	—	—	—
	Service RSUs(7)	3/9/17	—	—	—	—	—	—	24,735	—	—	$700,000
	Stock Options	3/9/17	—	—	—	—	—	—	—	31,802	$28.30	$275,405
(1)	Reflects the possible payouts of cash incentive compensation under our Annual Incentive Program and our Quarterly Incentive Program. Amounts reported in the “Threshold” column assume that there is no payout under the Adjusted EBITDA or cost savings component of the annual cash incentive program, there is no payout under the Adjusted EBITDA, cost savings, new owner transactions or net sales volume component of the quarterly cash incentive program, and that the NEO only earns the minimum payout for the individual performance objective that has been assigned the lowest weighting. The actual amounts paid are described in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Unless otherwise specified, Service RSUs vest over three years from the grant date as follows: 25% on the first anniversary, 25% on the second anniversary, and 50% on the third anniversary.
(3)	Stock options vest over three years from the grant date as follows: 25% on the first anniversary, 25% on the second anniversary, and 50% on the third anniversary.
(4)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16 (“Share Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K. The stock options have a weighted average exercise price per share equal to $28.30, computed in accordance with FASB ASC Topic 718 using the assumptions discussed in Note 16 (“Share Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K. The stock options have an exercise price per share equal to the closing price of HGV’s common stock as reported on the NYSE on the date of grant.
(5)	Includes an award of 28,269 Service RSUs pursuant to Mr. Mikolaichik’s offer letter, which awards vest in three equal annual installments commencing on his start date with HGV, August 17, 2016, subject to his continued employment at HGV through each applicable vesting date or as otherwise provided under the terms of the applicable award agreement.
(6)	Represents a special equity award in recognition of Mr. DeLorenzo’s promotion to the position of Executive Vice President and Chief Sales Officer of HGV. The Service RSUs vest in three equal annual installments commencing on the grant date, subject to his continued employment at HGV through each applicable vesting date or as otherwise provided under the terms of the applicable award agreement.
(7)	Includes a special equity award of 14,134 Service RSUs in recognition of Mr. Corbin and Ms. Hollkamp’s acceptance of his and her new position as Executive Vice President and Chief Legal Officer, and Executive Vice President and Chief Human Resources Officer, respectively, of HGV following the spin-off. The Service RSUs vest in three equal annual installments commencing on the grant date, subject to his or her continued employment at HGV through each applicable vesting date or as otherwise provided under the terms of the applicable award agreement.
(8)	Represents a special equity award in recognition of Mr. Corbin’s assumption of responsibility for our global development teams. The Service RSUs vest in three equal annual installments commencing on the grant date, subject to his continued employment at HGV through each applicable vesting date or as otherwise provided under the terms of the applicable award agreement.

Hilton Grand Vacations	38	PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2017. The share numbers presented below reflect the conversion , in connection with the spin-off, of certain awards made by Hilton prior to the spin-off. On January 3, 2017, holders of Hilton awards received an adjusted award based on HGV shares. The adjustments were designed to generally preserve the intrinsic value of each Hilton award prior to the spin-off. See “Compensation Discussion and Analysis—Special Note Regarding the Spin-Off” for a description of the treatment of Hilton equity-based awards in connection with the spin-off.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (1)(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested (4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark D. Wang	2/19/14	49,850	—	$20.52	2/19/24	—	—	—	—
	2/10/15	30,925	15,463	$26.17	2/10/25	—	—	—	—
	2/18/16	24,428	48,858	$18.69	2/18/26	71,547	$3,001,397	—	—
	3/9/17	—	190,813	$28.30	3/9/27	63,604	$2,668,188	—	—
James E. Mikolaichik(5)	3/9/17	—	47,703	$28.30	3/9/27	37,747	$1,457,637	—	—
Dennis DeLorenzo	2/10/15	3,864	1,934	$26.17	2/10/25	1,291	$54,157	—	—
	2/18/16	3,052	6,108	$18.69	2/18/26	8,942	$375,117	—	—
	3/9/17	—	29,019	$28.30	3/9/27	9,673	$405,782	—	—
	8/14/17	—	—	—	—	5,714	$239,702	—	—
Charles R. Corbin(5)	2/19/14	6,854	—	$20.52	2/19/24	—	—	—	—
	2/10/15	4,502	2,253	$26.17	2/10/25	—	—	—	—
	2/18/16	3,557	7,115	$18.69	2/18/26	10,418	$437,035	—	—
	3/9/17	—	31,802	$28.30	3/9/27	24,735	$1,037,633	—	—
	12/4/17	—	—	—	—	3,655	$153,327	—	—
Barbara L. Hollkamp(5)	2/19/14	7,477	—	$20.52	2/19/24	—	—	—	—
	2/10/15	5,256	2,629	$26.17	2/10/25	—	—	—	—
	2/18/16	4,152	8,306	$18.69	2/18/26	12,161	$510,154	—	—
	3/9/17	—	31,802	$28.30	3/9/27	24,735	$1,037,633	—	—
(1)	Stock options granted prior to 2017 vest in three equal annual installments beginning on the first anniversary of the grant date. Stock options granted in 2017 vest over three years from the grant date as follows: 25% on the first anniversary, 25% on the second anniversary, and 50% on the third anniversary.
(2)	For additional information on vesting upon specified termination events or a change in control, see “Potential Payments Upon Termination or Change in Control.”
(3)	Hilton’s 2016 long-term incentive program consisted of grants of stock options, time-vesting RSUs and performance share awards (“PSAs”). PSAs were in the form of RSUs for all HGV employees, other than Mr. Wang, who received PSAs in the form of restricted stock. Mr. Wang’s 2016 award consists of 61,326 PSAs and 20,441 Service RSUs; Mr. DeLorenzo’s 2015 award consists of 5,313 PSAs and 3,466 Service RSUs, and his 2016 award consists of 7,665 PSAs and 2,554 Service RSUs; Mr. Corbin’s 2015 award consists of 6,191 PSAs and 1,031 Service RSUs, and his 2016 award consists of 8,930 PSAs and 2,976 Service RSUs; and Ms. Hollkamp’s 2015 award consists of 7,226 PSAs and 1,204 Service RSUs, and her 2016 award consists of 10,424 PSAs and 3,474 Service RSUs. The 2016 PSAs vest on December 31, 2018. The 2015 and 2016 Service RSUs vest in two equal annual installments beginning on the first anniversary of the grant date. Unless otherwise specified, the 2017 Service RSUs vest over three years from the grant date as follows: 25% on the first anniversary, 25% on the second anniversary, and 50% on the third anniversary.
(4)	Amounts reported are based on the closing price of HGV’s common stock on the NYSE on December 29, 2017 ($41.95).
(5)	The March 9, 2017 grant date includes a special equity grant of Service RSUs with an aggregate grant date value of $800,000 for Mr. Mikolaichik pursuant to his offer letter and a special equity grant of Service RSUs with an aggregate grant date value of $400,000 for each of Mr. Corbin and Ms. Hollkamp in recognition of the positions they assumed in connection with the spin-off. The August 14, 2017 grant date includes a special equity grant of Service RSUs with an aggregate grant date value of $200,000 for Mr. DeLorenzo in recognition of his promotion to Executive Vice President and Chief Sales Officer. The December 4, 2017 grant date includes a special equity grant of Service RSUs with a grant date value of $150,000 for Mr. Corbin in recognition of his assumption of responsibility for our global development teams. Mr. Mikolaichik’s special equity grant of Service RSUs vest in three equal installments beginning on the first anniversary of his start date with HGV, August 17, 2016, and Messrs. DeLorenzo and Corbin and Ms. Hollkamp’s special equity grant of Service RSUs vest in three equal annual installments beginning on the first anniversary of the grant date, in each case subject to his or her continued employment at HGV through each applicable vesting date or as otherwise provided under the terms of the applicable award agreement.

Hilton Grand Vacations	39	PROXY STATEMENT

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information with respect to securities authorized for issuance under all of HGV’s equity compensation plans as of December 31, 2017.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(3)	1,653,048	$25.96	10,627,293
Equity compensation plans not approved by security holders	—	—	—
Total	1,653,048	$25.96	10,627,293
(1)	In addition to shares issuable upon exercise of stock options, amount also includes 778,474 shares that may be issued upon settlement of restricted stock units. The restricted stock units cannot be exercised for consideration.
(2)	The weighted-average exercise price of outstanding options, warrants and rights relates solely to stock options, which are the only currently outstanding exercisable security.
(3)	Represents aggregated information pertaining to our three equity compensation plans: the Incentive Plan, the Director Stock Plan and the Employee Stock Purchase Plan. See Note 16 (“Share-Based Compensation”) of the consolidated financial statements included in HGV’s Annual Report on Form 10-K for further information regarding these plans.

2017 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding awards that were exercised or that vested during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Mark D. Wang	—	—	119,321	$3,986,764
James E. Mikolaichik	—	—	9,423	$328,863
Dennis DeLorenzo	—	—	10,070	$365,638
Charles R. Corbin	—	—	16,889	$566,773
Barbara L. Hollkamp	—	—	19,089	$643,883
(1)	Includes shares received from the vesting of Service RSUs and Converted PSAs.
(2)	The dollar amounts shown are determined by multiplying the number of shares that vested by the per share closing price of HGV common’s stock on the NYSE on the vesting date.

2017 NONQUALIFIED DEFERRED COMPENSATION

We offer to our executives, including all of the NEOs, the opportunity to participate in the HGV EDCP. See “Compensation Discussion and Analysis—2017 Executive Compensation Design and Decisions—Compensation Policies and Practices—Retirement Savings Benefits” for additional information. In connection with the spin-off, effective January 3, 2017, all balances in a similar executive deferred compensation plan maintained by Hilton with respect to employees who became employees of HGV, including our NEOs, were transferred into the HGV EDCP.

Hilton Grand Vacations	40	PROXY STATEMENT

The table below provides information as of December 31, 2017 for those NEOs who chose to participate in the HGV EDCP in 2017 or who had balances transferred to the HGV EDCP in connection with the spin-off.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
Mark D. Wang	$160,760	—	$327,729	—	$1,910,244
James E. Mikolaichik	—	—	—	—	—
Dennis DeLorenzo	$14,855	—	$26,829	—	$178,718
Charles R. Corbin	—	—	—	—	—
Barbara L. Hollkamp	—	—	$622	—	$6,132
(1)	The amount in this column is included in the “Salary” column for 2017 in the Summary Compensation Table.
(2)	Amounts in this column are not reported as compensation for fiscal year 2017 in the Summary Compensation Table since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under HGV’s 401(k) plan. Of the available investment options, the one-year rate of return during 2017 ranged from 3.58% to 44.65%.
(3)	Of the total in this column listed for Mr. Wang, $410,113 was previously reported for 2015-2017 in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

GENERAL

The following table describes the potential payments and benefits that would have been payable to our NEOs under our existing plans and agreements, assuming (1) a termination of employment and/or (2) a change in control occurred, in each case, on December 31, 2017. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. Distributions of plan balances that would be made are set forth in the 2017 Nonqualified Deferred Compensation table above. Because the disclosures in the table assume the occurrence of a termination or change in control as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or change in control may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Qualifying Termination (1) ($)	CIC Without Termination ($)	Qualifying Termination Within 12 Months Following CIC ($)	Death or Disability ($)
Mark D. Wang
Cash Severance (1)	$3,600,000	—	$3,600,000	$1,350,000
Equity Awards (2)	$4,335,491	—	$10,878,683	$10,878,683
Continuation of Health and Welfare Benefits (3)	$13,818	—	$13,818	$13,818
Life Insurance Benefits (4)	$1,462	—	$1,462	—
Total Value of Benefits	$7,950,771	—	$14,493,963	$12,242,501
James E. Mikolaichik
Cash Severance (1)	$1,350,000	—	$1,350,000	$450,000
Equity Awards (2)	—	—	$2,108,783	$2,108,783
Continuation of Health and Welfare Benefits (3)	$19,064	—	$19,064	$19,064
Live Insurance Benefits (4)	$448	—	$448	—
Total Value of Benefits	$1,369,512	—	$3,478,295	$2,577,847
Dennis DeLorenzo
Cash Severance (1)	$1,537,625	—	$1,537,625	$400,375
Equity Awards (2)	—	—	$1,662,881	$1,662,881
Continuation of Health and Welfare Benefits (3)	$19,514	—	$19,514	$19,514
Life Insurance Benefits (4)	$792	—	$792	—
Total Value of Benefits	$1,557,931	—	$3,220,812	$2,082,770

Hilton Grand Vacations	41	PROXY STATEMENT

Name	Qualifying Termination (1) ($)	CIC Without Termination ($)	Qualifying Termination Within 12 Months Following CIC ($)	Death or Disability ($)
Charles R. Corbin
Cash Severance (1)	$1,000,000	—	$1,000,000	$200,000
Equity Awards (2)	—	—	$2,432,684	$2,432,684
Continuation of Health and Welfare Benefits (3)	$14,268	—	$14,268	$14,268
Life Insurance Benefits (4)	$486	—	$486	—
Total Value of Benefits	$1,014,754	—	$3,447,438	$2,646,952
Barbara L. Hollkamp
Cash Severance (1)	$1,000,000	—	$1,000,000	$200,000
Equity Awards(2)	—	—	$2,403,265	$2,403,265
Continuation of Health and Welfare Benefits (3)	$6,207	—	$6,207	$6,207
Life Insurance Benefits (4)	$357	—	$357	—
Total Value of Benefits	$1,006,564	—	$3,409,829	$2,609,472
(1)	For purposes of the table above, a “qualifying termination” means (x) under the applicable Severance Agreement, a termination of employment either by HGV without “cause” or by the executive for “good reason,” each as defined in the applicable Severance Agreement and (y) under the Incentive Plan, a termination by HGV without “cause” as defined in the Incentive Plan. An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability or (b) solely as a result of a change in control. Under the applicable Severance Agreement, whether or not in connection with a change in control, each NEO would have been entitled to receive a cash severance amount equal to 2.5 times (in the case of Mr. Wang) and 2.0 times (in the case of the other NEOs) the sum of the executive’s base salary and annual cash incentive award under the annual cash incentive plan and, as to Mr. DeLorenzo, also includes the aggregate annual incentive award under our quarterly cash incentive plan, in each case, payable at target and in effect as of the date of termination. If the employment of the NEO was terminated due to death or disability, such executive would have been entitled to receive a prorated bonus. Amounts reported under “Death or Disability” for each NEO reflect each NEO’s target annual bonus under our annual cash incentive plan for the year ended December 31, 2017, and for Mr. DeLorenzo, his target quarterly bonus for the fourth quarter under our quarterly cash incentive plan for the year ended December 31, 2017.
(2)	Amounts represent the value of the acceleration of any unvested Service RSUs, Converted PSAs and stock options, assuming the acceleration occurred on December 31, 2017 and are based on the closing price of HGV’s common stock on the NYSE on December 29, 2017 ($41.95).
•	Converted PSAs: If the NEO’s employment is terminated as a result of death or disability, or upon a change in control, a prorated portion of the Converted PSAs will immediately vest. In the table above, amounts upon a change in control reflect a prorated number of Converted PSAs. Converted PSAs are prorated based on the number of days in the vesting period prior to the termination events described above.
•	Service RSUs: If the NEO’s employment is terminated without cause within 12 months following a change in control or due to the executive’s death or disability, all unvested Service RSUs will immediately vest. If Mr. Wang’s employment is terminated without cause and a change in control has not occurred, any portion of an RSU that would have vested within 24 months of termination will immediately vest.
•	Stock options: If the NEO’s employment terminates without cause within 12 months following a change in control or due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. In the table above, amounts reported reflect the “spread,” or difference between the exercise price and closing price of HGV’s common stock on the NYSE as of December 29, 2017. If Mr. Wang’s employment is terminated without cause and a change of control has not occurred, Mr. Wang will be entitled to exercise any vested stock options for a period ending on the earlier of the expiration of the original term of the stock option or 24 months from the termination date.
(3)	Under the applicable Severance Agreement, upon a qualifying termination, each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 18 months following the date of termination.
(4)	Under the applicable Severance Agreement, upon a qualifying termination, to the extent HGV provides the executive’s life insurance coverage immediately prior to the qualifying termination and this coverage is eligible for post-termination continuation or conversion to an individual policy, each NEO is entitled to receive a cash payment equal to the amount required to continue such coverage as an individual policy for a period of 12 months following the termination date (and, if HGV deems necessary or advisable, to convert such coverage to an individual policy), payable in a single lump sum within 60 days following the termination date, in the following amounts: Mr. Wang – $1,462; Mr. Mikolaichik – $448; Mr. DeLorenzo – $792; Mr. Corbin – $486; and Ms. Hollkamp – $357.

Hilton Grand Vacations	42	PROXY STATEMENT

EQUITY AWARDS

Our equity awards generally provide for post-termination non-solicit and non-compete covenants for (i) the later of one year post-termination or the last date any portion of the award is eligible to vest following the participant’s termination, (ii) the last date any portion of the award is eligible to vest following the participant’s retirement or (iii) the last date any portion of the award is eligible to vest; in each case, in addition to other intellectual property, confidentiality and non-disparagement covenants. Each of our executives’ equity-based awards is subject to HGV’s Clawback Policy. Additional termination provisions are outlined in the table below.

Award Type	Termination Provisions for Unvested Shares
Converted PSAs(1)

•   Death or disability: Prorated portion will immediately vest(2)

•   Change in control: Prorated portion will immediately vest(3)

•   Retirement (as defined above): Prorated portion will vest at the end of the performance period so long as no restrictive covenant violation occurs(2),(4)

•   Other reasons: Forfeit unvested(9)

Converted Service RSUs and Phantom Stock Units

•   Death or disability: Immediately vest

•   Termination without “cause” (as defined in the Incentive Plan) within 12 months following a change in control: Immediately vest

•   Retirement: Continue to vest based on the original vesting schedule so long as no restrictive covenant violation occurs(4),(5)

•   Other reasons: Forfeit unvested(9)

Converted Stock Options

•   Death or disability: Immediately vest and become exercisable; remain exercisable for one year thereafter(6)

•   Termination without “cause” within 12 months following a change in control: Immediately vest and become exercisable; remain exercisable for 90 days thereafter (6)

•   Retirement: Continue to vest according to the original vesting schedule; remain exercisable until the earlier of (x) the original expiration date or (y) 5 years from retirement, so long as no restrictive covenant violation occurs(4),(7)

•   Other reasons: Forfeit unvested; vested options will remain exercisable for 90 days thereafter(6),(8), (9)

Service RSUs Granted in 2017

•   Death or disability: Immediately vest

•   Termination without “cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) within 12 months following a change in control: Immediately vest

•   Retirement: Continue to vest based on the original vesting schedule so long as no restrictive covenant violation occurs(4)

•   Other reasons: Forfeit unvested(9)

Stock Options Granted in 2017

•   Death or disability: Immediately vest and become exercisable; remain exercisable for one year thereafter(6)

•   Termination without “cause” (as defined in the Incentive Plan) or for “Good Reason” (as defined in the applicable award agreement) within 12 months following a change in control: Immediately vest and become exercisable; remain exercisable for 90 days thereafter (6)

•   Retirement: Continue to vest according to the original vesting schedule; remain exercisable until the original expiration date, so long as no restrictive covenant violation occurs(4)

•   Other reasons: Forfeit unvested; vested options will remain exercisable for 90 days thereafter(6),(8), (9)

(1)	PSAs granted in 2014 by Hilton were earned as of December 31, 2016 and were settled on March 9, 2017.
(2)	Prorated based on the number of days in the vesting period that have elapsed prior to termination.
(3)	Prorated based on the number of days in the vesting period that have elapsed prior to the change in control.
(4)	For continued vesting to occur, retirement must occur on a date that is six months after the grant date of the award.
(5)	Phantom stock units and Service RSUs granted in 2014 by Hilton do not provide for continued vesting following retirement.
(6)	Options do not remain exercisable later than the original expiration date.
(7)	Options granted in 2014 by Hilton do not provide for continued vesting post-retirement.
(8)	Upon termination for cause all vested and unvested options terminate. The option period will also expire immediately upon the occurrence of a restricted covenant violation.
(9)	Pursuant to Mr. Wang’s Severance Agreement, upon certain qualifying terminations and if a change in control has not occurred, any portion of an equity award granted to Mr. Wang that would have vested within 24 months from Mr. Wang’s termination date will accelerate and vest immediately as of the termination date. In addition, Mr. Wang will be entitled to exercise any vested options for a period ending on the earlier of (a) the expiration of the original term of the applicable option or (b) 24 months from the termination date.

Hilton Grand Vacations	43	PROXY STATEMENT

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mark D. Wang, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the “median employee” for 2017, our last completed fiscal year, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.

We determined that, as of October 1, 2017, our employee population consisted of approximately 8,128 individuals working at our parent company and consolidated subsidiaries. We selected October 1, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations.

Of our 8,128 employees, 7,383 are U.S. employees and 745 are non-U.S. employees, and for purposes of applying the de minimis exemption, we had 7,383 U.S. employees and 554 non-U.S. employees. Under the de minimis exemption, we have excluded the following number of employees from each of the following jurisdictions: 190 employees from the United Kingdom and one employee from Korea, which represent in the aggregate less than 5% of our total employees who are non-U.S. employees. No more than 5% of our employees are located in any of the foregoing non-U.S. jurisdictions.

We identified a consistently applied compensation measure, which would provide a picture of the annual compensation of our employees. For our consistently applied compensation measure, we used total cash compensation—a combination of salary/overtime (paid on an hourly, weekly, biweekly or monthly basis) plus a variety of other cash-based incentive pay (including commissions, bonuses and other types of production-based pay typical for their respective positions) received by the employees in our identified population.

Given our multiple payroll systems and diverse global workforce, we measured compensation for our employees using the 12-month period ending September 30, 2017. In making this determination, we annualized the compensation of all permanent employees included in the population who were hired during the period, but who did not work for us for the entire 12 months. We did not make any cost-of-living adjustments.

The HGV workforce is paid in four currencies throughout the world. To identify our median employee, we applied an average local currency to U.S. dollar exchange rate using the average monthly currency exchange rate as of September 30, 2017 to the cash compensation paid in foreign currency.

To identify the median employee from our employee population, we ranked our employees, excluding the CEO, high to low based on our employees’ total cash compensation. Our median employee is a full-time hourly employee, with annual total compensation for the 12-month period ended December 31, 2017 in the amount of $38,190, calculated in accordance with the requirements of the Summary Compensation Table.

With respect to the annual total compensation of Mr. Wang, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this proxy statement.

Based on this information, for 2017, our CEO’s annual total compensation was 165 times that of the annual total compensation of our median employee.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Hilton Grand Vacations	44	PROXY STATEMENT

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee was established and appointed effective January 3, 2017. At all times since the Committee was established, the members of the Compensation Committee were Messrs. Johnson, Lazarus and Whetsell, none of whom was, during the year ended December 31, 2017, an officer or employee of HGV or Hilton and none of whom was formerly an officer of HGV or Hilton. Since the establishment of our Compensation Committee, none of our executive officers, or executive officers of Hilton, served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board.

OWNERSHIP OF SECURITIES

The following table shows information as of March 16, 2018 (the “Table Date”), unless otherwise indicated, regarding the beneficial ownership of HGV’s common stock by: (i) each person that HGV believes beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act; (ii) each director; (iii) each named executive officer set forth under “Compensation Disclosure and Analysis—Our Named Executive Officers”; and (iv) all directors and executive officers as a group. As of the Table Date, 99,321,214 shares of HGV’s common stock were issued and outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, all persons named as beneficial owners of HGV common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the address for each person named below is c/o Hilton Grand Vacations Inc., 6355 MetroWest Boulevard, Suite 180, Orlando, Florida 32835.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Stockholders:
The Vanguard Group, Inc.(1)	5,764,771	5.80%
Capital Research Global Investors(2)	5,256,786	5.29%
HNA(3)	24,750,000	24.92%

Directors and Named Executive Officers:
Mark D. Wang(4)	433,123	*
James E. Mikolaichik(4)	21,777	*
Dennis A. DeLorenzo(4)	31,006	*
Barbara L. Hollkamp(4)	52,259	*
Charles R. Corbin(4)	47,564	*
Leonard A. Potter(5)	5,000	*
Brenda J. Bacon(5)	5,000	*
Kenneth A. Caplan(6)	23,309	*
Yasheng Huang(5)(7)	2,686	*
David W. Johnson(5)	33,000	*
Mark H. Lazarus(5)	5,000	*
Pamela H. Patsley(5)	5,000	*
Paul W. Whetsell(5)	5,000	*
Kenneth Tai Lun Wong(7)(8)	—	*
Directors and executive officers as a group (17 persons)(9)	718,216	*
*	Represents less than 1%.
(1)	Based on the Schedule 13G filed on February 8, 2018 by The Vanguard Group, Inc. (“Vanguard”). Reflects (a) 31,679 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, as a result of its serving as investment manager of collective trust accounts, and (b) 14,730 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, as a result of its serving as investment manager of Australian investment offerings. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(2)	Based on the Schedule 13G filed on February 14, 2018. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.
(3)

Based on the Schedule 13D/A filed on December 29, 2017. All shares are directly held by HNA HLT Holdco I LLC. The sole member of HNA HLT Holdco I LLC is HNA Holdco II LLC (“SPV II”). The sole voting member of SPV II is HNA Holdco III Limited (“SPV III”). The sole

Hilton Grand Vacations	45	PROXY STATEMENT

stockholder of SPV III is HNA Tourism (HK) Group Co., Ltd (“HNA HK”). The sole stockholder of HNA HK is HNA Tourism Group Co., Ltd. (“HNA Tourism”). HNA Tourism is majority-owned by HNA Group Co., Ltd. (“HNA Group”). Each of the foregoing entities may be deemed to be the beneficial owner of the shares. SPV I has pledged and granted a security interest in all of the shares of our common stock that it holds pursuant to a margin loan agreement by and among SPV I, SPV II and HNA HLT Holdco IV LLC, an affiliate of HNA Tourism and the borrower under the margin loan agreement, and certain lender parties thereto. The address of each of the entities listed in this footnote is HNA Building, No. 7, Guoxing Road, Haikou, Hainan Province, the People’s Republic of China. On March 19, 2018, HNA disposed of all of the shares of common stock held by it.
(4)	Includes shares underlying vested options, as follows: Mr. Wang – 192,798; Mr. Mikolaichik –11,925; Mr. DeLorenzo – 19,157; Ms. Hollkamp – 31,616; and Mr. Corbin – 28,673. Includes 61,326 unvested shares of restricted stock for Mr. Wang, with respect to which he has voting power.
(5)	Includes restricted stock units that vest within 60 days of the Table Date, as follows: Mr. Potter – 3,482; Ms. Bacon – 3,482; Mr. Huang – 2,686; Mr. Johnson – 3,482; Mr. Lazarus – 3,482; Ms. Patsley – 3,482; and Mr. Whetsell – 3,482.
(6)	Includes 14,757 shares held by The Debra and Kenneth Caplan Foundation with respect to which Mr. Caplan has dispositive and voting control.
(7)	Messrs. Huang and Wong resigned effective March 19, 2018. Unvested equity awards held by Mr. Huang were forfeited as of that date.
(8)	Mr. Wong is an employee of HNA Tourism or one of its affiliates; however, he disclaims beneficial ownership of the shares beneficially owned by HNA.
(9)	Includes an aggregate of (i) 312,114 shares underlying vested options and (ii) 61,326 unvested shares of restricted stock for Mr. Wang, with respect to which he has voting power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, and directors, we believe that our executive officers, directors, Blackstone and HNA complied with all Section 16(a) filing requirements during 2017, except that Mr. Caplan’s initial Form 3 inadvertently omitted 1,164 shares of common stock that were believed to have been contributed to a foundation. The initial Form 3 was amended to reflect the omitted shares and the subsequent contribution of those shares to the foundation was timely reported on a Form 4.

TRANSACTIONS WITH RELATED PERSONS

STATEMENT OF POLICY REGARDING TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons, which we refer to as our “related person policy,” that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. Our related person transaction policy requires that a “related person” (as defined as in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock, including Blackstone and HNA) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board or a duly authorized committee of the Board (currently the Audit Committee). No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of the Board (currently the Audit Committee). If we become aware of an existing related party transaction that has not been approved under this policy, the transaction will be referred to the Board or a duly authorized committee of the Board (currently the Audit Committee), which will evaluate all options available, including ratification, revision or termination of such transaction. Our related person policy requires that directors interested in a related person transaction recuse themselves from any vote on or review of a related person transaction in which they have an interest.

Hilton Grand Vacations	46	PROXY STATEMENT

Our related person policy provides that the purchase or sale of products or services in the ordinary course of our business that involve a holder of more than 5% of our common stock or its affiliates are deemed to be approved or ratified under our policy if the aggregate amount in such transaction is expected to be less than $10 million over five years or the products or services are of a type generally made available to other customers, and the officers of HGV reasonably believe the transaction to be on market terms. In addition, certain transactions with and payments to or from Hilton or Park pursuant to certain agreements entered into in connection with or in effect at the time of the spin-off are deemed to be approved or ratified under our policy.. See “—Agreements with Former Affiliates Related to the Spin-Off” for additional information.

AGREEMENTS WITH FORMER AFFILIATES RELATED TO THE SPIN-OFF

On January 2, 2017, we entered into several agreements with Hilton and Park in connection with the spin-off that govern our relationship and provide for an orderly transition to our operation as an independent, publicly-held company. The following summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Distribution Agreement, Employee Matters Agreement, Tax Matters Agreement, Transition Services Agreement and License Agreement, which were filed as Exhibit 2.1, Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, to HGV’s Current Report on Form 8-K filed with the SEC on January 4, 2017. See “Item 10. Business—Key Agreements Related to the Spin-Off” for additional information.

DISTRIBUTION AGREEMENT

HGV entered into a Distribution Agreement with Hilton and Park regarding the principal actions taken or to be taken in connection with the spin-off. The Distribution Agreement provides for certain transfers of assets and assumptions of liabilities by each of Hilton, HGV and Park and the settlement or extinguishment of certain liabilities and other obligations among Hilton, HGV and Park. In particular, the Distribution Agreement provides that, subject to the terms and conditions contained in the Distribution Agreement:

•	all of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) associated with the separated real estate business will be retained by or transferred to Park or its subsidiaries;

•	all of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) associated with the timeshare business will be retained by or transferred to HGV or its subsidiaries;

•	all other assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) of Hilton will be retained by or transferred to Hilton or its subsidiaries (other than HGV, Park and their respective subsidiaries);

•	liabilities (including whether accrued, contingent or otherwise) related to, arising out of or resulting from businesses of Hilton that were previously terminated or divested will be allocated among the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses;

•	each of HGV and Park will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from the Form 10 registering its respective common stock distributed by Hilton in the spin-off and from any disclosure documents that offer for sale securities in transactions related to the spin-off, subject to exceptions for certain information for which Hilton will retain liability; and

•	except as otherwise provided in the Distribution Agreement or any ancillary agreement, Hilton will generally be responsible for any costs or expenses incurred by each of Hilton, HGV and Park in connection with the spin-offs and the transactions contemplated by the Distribution Agreement, including costs and expenses relating to legal counsel, financial advisors and accounting advisory work related to the spin-off.

In addition, notwithstanding the allocation described above, HGV, Hilton and Park have agreed that losses related to certain contingent liabilities (and related costs and expenses) that generally are not specifically attributable to

Hilton Grand Vacations	47	PROXY STATEMENT

any of the separated real estate business, the timeshare business or the retained business of Hilton (“Shared Contingent Liabilities”) will be apportioned among the parties according to fixed percentages of 65%, 26% and 9% for Hilton, Park and HGV, respectively. Examples of Shared Contingent Liabilities may include uninsured losses arising from actions (including derivative actions) against current or former directors or officers of Hilton or its subsidiaries in respect of acts or omissions occurring prior to the completion of the spin-off, or against current or former directors or officers of any of Hilton, HGV or Park, or any of their respective subsidiaries, arising out of, in connection with, or otherwise relating to, the spin-off, subject to certain exceptions described in the Distribution Agreement. In addition, costs and expenses of, and indemnification obligations to, third party professional advisors arising out of the foregoing actions also may be subject to these provisions. Subject to certain limitations and exceptions, Hilton will generally be vested with the exclusive management and control of all matters pertaining to any such Shared Contingent Liabilities, including the prosecution of any claim and the conduct of any defense. The Distribution Agreement also provides for cross-indemnities that, except as otherwise provided in the Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of each business with the appropriate company.

EMPLOYEE MATTERS AGREEMENT

HGV entered into an Employee Matters Agreement with Hilton and Park that governs the respective rights, responsibilities and obligations of Hilton, HGV and Park after the spin-off with respect to transferred employees, defined benefit pension plans, defined contribution plans, non-qualified retirement plans, employee health and welfare benefit plans, incentive plans, equity-based awards, collective bargaining agreements and other employment, compensation and benefits-related matters. The Employee Matters Agreement provides for, among other things, the allocation and treatment of assets and liabilities arising out of incentive plans, retirement plans and employee health and welfare benefit plans in which HGV and Park employees participated prior to the spin-off, and continued participation by HGV and Park employees in certain of Hilton’s compensation and benefit plans for a specified period of time following the spin-off. Generally, other than with respect to certain specified compensation and benefit plans and liabilities, each of HGV and Park will assume or retain sponsorship of, and the liabilities relating to, compensation and benefit plans and employee-related liabilities relating to its current and former employees. The Employee Matters Agreement also provides that outstanding Hilton equity-based awards will be equitably adjusted or converted into Park or HGV awards, as applicable, in connection with the spin-off. After the spin-off, HGV and Park employees will no longer actively participate in Hilton’s benefit plans or programs (other than specified compensation and benefit plans), and each of HGV and Park has established or will establish plans or programs for its employees as described in the Employee Matters Agreement. HGV and Park also have established or will establish or maintain plans and programs outside of the United States as may be required under applicable law or pursuant to the Employee Matters Agreement.

TAX MATTERS AGREEMENT

HGV entered into a Tax Matters Agreement with Hilton and Park that governs the respective rights, responsibilities and obligations of Hilton, HGV and Park after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. Although binding between the parties, the Tax Matters Agreement is not binding on the IRS. Each of HGV and Park will continue to have several liability with Hilton to the IRS for the consolidated U.S. federal income taxes of the Hilton consolidated group relating to the taxable periods in which HGV and Park were part of that group. The Tax Matters Agreement specifies the portion, if any, of this tax liability for which HGV and Park will bear responsibility, and each party has agreed to indemnify the other two against any amounts for which they are not responsible. The Tax Matters Agreement also provides special rules for allocating tax liabilities in the event that the spin-off is not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on Hilton that arise from the failure of the spin-off and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes under Code Sections 355 and 368(a)(1)(D), as applicable, and certain other relevant provisions of the Code, to the extent that the failure to qualify is attributable to actions taken by such party (or with respect to such party’s stock). The parties will share responsibility in accordance with sharing percentages of 65% for Hilton, 26% for Park, and 9% for HGV for any such taxes imposed on Hilton that are not attributable to actions taken by a particular party. The Tax Matters

Hilton Grand Vacations	48	PROXY STATEMENT

Agreement also provides for certain covenants that may restrict HGV’s ability to issue equity and pursue strategic or other transactions that otherwise could maximize the value of its business, including, for two years after the spin-off:

•	engaging in any transaction involving the acquisition of shares of HGV stock or certain issuances of shares of HGV stock (other than with respect to the purging distribution described in the Information Statement included in HGV’s Registration Statement on Form 10, as amended, which was filed on November 30, 2016);

•	merging or consolidating with any other person or dissolving or liquidating in whole or in part;

•	selling or otherwise disposing of, or allowing the sale or other disposition of, more than 35% of HGV’s consolidated gross or net assets; or

•	repurchasing shares of HGV stock, except in certain circumstances.

These restrictions are generally inapplicable in the event that the IRS has granted a favorable ruling to Hilton, HGV or Park or in the event that Hilton, HGV or Park has received an opinion from a tax advisor, in either case to the effect that it can take such actions without adversely affecting the tax-free status of the spin-off and related transactions.

TRANSITION SERVICES AGREEMENT

HGV entered into a Transition Services Agreement with Hilton and Park under which Hilton or one of its affiliates will provide HGV and Park with certain services for a limited time to help ensure an orderly transition following the spin-off. The services that Hilton agreed to provide under the Transition Services Agreement may include certain finance, information technology, human resources and compensation, facilities, legal and compliance and other services. HGV and Park will pay Hilton for any such services utilized at agreed amounts as set forth in the Transition Services Agreement. In addition, for a specified term, HGV or Park and Hilton may mutually agree on additional services that were provided by Hilton prior to the completion of the spin-off at pricing based on market rates that are reasonably agreed to by the parties.

LICENSE AGREEMENT

HGV entered into a License Agreement with Hilton, in which Hilton has granted HGV the right to use certain Hilton trademarks and other intellectual property in its timeshare business for an initial term of 100 years.

AGREEMENTS WITH CERTAIN STOCKHOLDERS

BLACKSTONE STOCKHOLDER AGREEMENT AND TAX STOCKHOLDERS AGREEMENT

In connection with the spin-off, on January 2, 2017, HGV entered into a Stockholders Agreement with certain stockholders, including Blackstone, and a Tax Stockholders Agreement with Hilton and certain stockholders, including Blackstone. The following summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Stockholders Agreement and the Tax Stockholders Agreement, which were filed as Exhibit 10.6 and Exhibit 10.7, respectively, to HGV’s Current Report on Form 8-K filed with the SEC on January 4, 2017.

Hilton Grand Vacations	49	PROXY STATEMENT

Under the Stockholders Agreement, Blackstone had the right to designate a number of directors depending on its ownership of our common stock. During 2017, Blackstone disposed of substantially all of the shares of our common stock that it held, resulting in the termination of certain of these provisions. One member of our current Board of Directors, Kenneth Caplan, was designated by Blackstone pursuant to the stockholders agreement prior to the sale by Blackstone of the shares of our common stock held by it. Mr. Caplan is not standing for re-election in 2018.

The Tax Stockholders Agreement is intended to preserve the tax-free status of the distributions effected in connection with the spin-off. The Tax Stockholders Agreement provides for certain covenants that may limit issuances or repurchases of our common stock in excess of specified percentages, dispositions of our common stock by Blackstone, and transfers of interests in certain Blackstone entities that directly or indirectly own our common stock or the common stock of Hilton or Park. Additionally, the Tax Stockholders Agreement limits issuances or repurchases of stock by Hilton in excess of specified percentages.

HNA STOCKHOLDERS AGREEMENT

On October 24, 2016, Blackstone entered into a stock purchase agreement with HNA providing for the sale by Blackstone to HNA of 247,500,000 shares of common stock of Hilton, representing approximately 25% of the outstanding shares of common stock of Hilton (the “Sale”). The Sale closed on March 15, 2017. Because the Sale closed after the spin-off record date, the Sale included 24,750,000 of the shares of HGV common stock received by Blackstone in the spin-off.

On October 24, 2016, HGV entered into a stockholders agreement with HNA that became effective upon the closing of the Sale (the “HNA Stockholders Agreement”). Under the HNA Stockholders Agreement, HNA has the right to designate two directors to our board of directors. The HNA Stockholders Agreement also includes certain restrictions on HNA’s ability to vote the shares of our common stock that it holds, includes certain restrictions on transfer by HNA of the shares that it holds, provides HNA with a right of first refusal to acquire additional shares of our common stock in certain circumstances, and prohibits HNA entering into certain transaction with or involving HGV. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the HNA Stockholders Agreement, which was filed as Exhibit 10.18 to HGV’s Registration Statement on Form 10 filed with the SEC on November 14, 2016.

On March 13, 2018, HGV entered into a Master Amendment and Option Agreement with HNA. The Master Amendment and Option Agreement amends the HNA Stockholders Agreement to, among other things, permit the sale by HNA of up to all of the shares of our common stock that it holds in one or more underwritten offerings, eliminate HNA’s right to designate directors, and require HNA to vote all of its shares in favor of director candidates nominated by our board of directors and to vote all of the shares that it holds in excess of 5% of our total outstanding shares (compared to 15% in the HNA Stockholders Agreement) in the same proportion as the shares owned by our other stockholders are voted on all matters. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Master Amendment and Option Agreement, which was filed as Exhibit 10.1 to HGV’s Current Report on Form 8-K filed with the SEC on March 13, 2018.

REGISTRATION RIGHTS AGREEMENTS

In connection with the spin-off, HGV entered into a registration rights agreement with Blackstone that became effective upon the completion of the spin-off. The Blackstone registration rights agreement provided that Blackstone will have customary “demand” and “piggyback” registration rights. The registration rights agreement also required HGV to pay certain expenses relating to such registrations and indemnify the registration rights holder against certain liabilities under the Securities Act. As a result of the sale by Blackstone during 2017 of substantially all of our common stock held by it, Blackstone holds only a nominal number of shares of our common stock. In connection with the Sale, HGV also entered into a registration rights agreement with HNA that became effective upon the closing of the Sale. The HNA registration rights agreement provides that, beginning two years after the closing of the Sale, HNA will have customary “demand” and “piggyback” registration rights. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the

Hilton Grand Vacations	50	PROXY STATEMENT

Blackstone Registration Rights Agreement and the HNA Registration Rights Agreement, which were filed as Exhibit 10.6 and Exhibit 10.17, respectively, to HGV’s Registration Statement on Form 10 filed with the SEC on November 14, 2016.

The Master Amendment and Option Agreement amended the registration rights agreement to, among other things, provide that HNA has customary “demand” registration rights effective March 13, 2018 (compared to March 15, 2019 under the Registration Rights Agreement), require HNA to pay all expenses that HGV incurs under the registration rights agreement for registration or offerings occurring prior to March 15, 2019, and to provide that HGV and HNA are entitled to make certain determinations regarding underwritten offerings occurring prior to March 15, 2019. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Master Amendment and Option Agreement, which was filed as Exhibit 10.1 to HGV’s Current Report on Form 8-K filed with the SEC on March 13, 2018.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

OTHER TRANSACTIONS

HOTEL CONVERSIONS AND OTHER HOTEL TRANSACTIONS

In 2016, Hilton transferred the following assets to us for conversion to vacation ownership units.

•	certain floors at the Embassy Suites Washington, D.C. with a book value of $40 million and $7 million of related deferred tax liabilities;
•	certain floors at the Hilton New York with a book value of $33 million and $9 million of related deferred tax liabilities;
•	certain floors of a hotel tower and a restaurant at the Hilton Waikoloa Village with a book value of $178 million and $49 million of related deferred tax liabilities; and
•	a parcel of land adjacent to the Hilton Waikoloa Village with a book value of $54 million and $16 million of related deferred tax liabilities.

In 2014, we paid $22 million as part of a larger transaction that included the transfer of certain floors at the Hilton New York. Some of these floors, although paid for in 2014, were not transferred to us until 2016. Other than the floors at the Hilton New York transferred in 2014, we did not pay cash consideration for the transfers of these assets. The floors at the Hilton New York were subject to a lease arrangement with Park whereby Park retained the right to occupy and operate those floors, which lease expired September 30, 2017. The floors at the Hilton Waikoloa Village properties are subject to a lease arrangement with Park whereby Park has retained the right to occupy and operate certain floors of the properties with lease terms expiring December 31, 2019. In addition, in 2014, in connection with a sale of certain land and easement rights for a timeshare project, we transferred $14 million of development costs capitalized in inventory to a wholly-owned subsidiary of Hilton.

In 2015, we distributed $2 million to Hilton in connection with a future conversion of a portion of one of Hilton’s wholly-owned hotel properties to a timeshare property.

We also pay rental fees and fees for other amenities to certain Hilton wholly-owned hotels. During the years ended December 31, 2017, 2016 and 2015, we paid fees of and $28 million, $27 million and $25 million, respectively.

Hilton Grand Vacations	51	PROXY STATEMENT

We participate in Hilton’s guest loyalty program, Hilton Honors. Members of certain clubs that we operate can exchange club points for Hilton Honors points, which we purchase from Hilton. We pay Hilton in advance based on an estimated cost per point for the costs of future club exchanges. For the years ended December 31, 2017, 2016 and 2015, we paid Hilton $59 million, $58 million and $56 million, respectively, for Hilton Honors points.

Hilton provides certain administrative services to us, including information technology services, financial services, human resources services, contributions to defined contribution plans and insurance coverage. For the years ended December 31, 2017, 2016 and 2015, we paid Hilton approximately $21 million, $48 million and $33 million, respectively, in fees for these services. We also pay fees related to the licensing of certain intellectual property owned by Hilton, including the Hilton Grand Vacations Inc. brand. For the years ended December 31, 2017, 2016 and 2015, we paid licensing fees of approximately $87 million, $80 million and $74 million, respectively, to Hilton. The provision of these services in future periods will be pursuant to certain agreements with Hilton. See “—Agreements With Former Affiliates Related to the Spin-Off.”

OTHER RELATIONSHIPS

We also may enter into arrangements with affiliates of Blackstone which may involve, among other things, our sale of certain owned properties to affiliates of Blackstone for their development into timeshare properties and our selling and marketing related timeshare intervals and providing management and other services to operate the homeowners’ associations, rental programs, resort recreational programs and retail outlets at these properties.

On July 18, 2017, we entered into an agreement with BRE Ace Holdings, an affiliate of Blackstone and formed BRE Ace LLC. Pursuant to the agreement, we contributed $40 million in cash for a 25 percent interest in BRE Ace LLC, which owns a 1,201-key timeshare resort property and related operations, commonly known as “Elara, by Hilton Grand Vacations,” located in Las Vegas, Nevada.

We are party to a fee-for-service agreement with an affiliate of Blackstone to sell vacation ownership intervals at a property for which we earn commissions. During the years ended December 31, 2017, 2016 and 2015, we earned commissions and other fees of $263 million, $177 million and $154 million, respectively, pursuant to this agreement. In addition, during the year ended December 31, 2016, we paid less than $1 million to an affiliate of Blackstone for information technology consulting services.

Hilton Grand Vacations	52	PROXY STATEMENT

QUESTIONS AND ANSWERS

Why am I being provided with these materials?

We have made our proxy materials available to you on the Internet or, upon your request, delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors of Hilton Grand Vacations Inc. of proxies to be voted at the Annual Meeting, and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the director nominees listed in this proxy statement

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the Company’s named executive officers.

Who is entitled to vote?

Stockholders as of the close of business on March 16, 2018 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 99,321,214 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?” if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares, and (2) the broker lacks the authority to vote the shares at its discretion. Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1 and 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at its discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted, but not required, to exercise its discretion to vote uninstructed shares on the proposal.

Hilton Grand Vacations	53	PROXY STATEMENT

How many votes are required to approve each proposal?

With respect to the election of the director nominees (Proposal No. 1), all elections of directors will be determined by a plurality of the votes cast. A plurality vote requirement means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. However, our bylaws and Corporate Governance Guidelines require that each nominee agree that, in an uncontested election, he or she will resign if he or she fails to receive a majority of the votes cast in the election. In such event, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether the nominee’s resignation should be accepted or rejected, or if other action should be taken. There is no cumulative voting.

Notwithstanding the foregoing, our Corporate Governance Guidelines set forth our procedures if a director nominee is nominated in an uncontested election but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to consider all relevant factors and make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation within 90 days after the certification of the election results.

For any other proposal being considered at the Annual Meeting, approval of the proposal requires a majority of the votes cast. While the vote on executive compensation (Proposal No. 3) is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

As of March 16, 2018, affiliates of HNA beneficially owned and have the right to vote 24,750,000 of the outstanding shares of our common stock (representing approximately 24.9% of the voting power) at the Annual Meeting. Pursuant to the stockholders agreement, as amended by the Master Amendment and Option Agreement, HNA is required to vote all of its shares in favor of the nominees.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors. Broker non-votes will have no effect on the outcome of Proposal No. 1.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal No. 2), and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). For each of Proposal Nos. 2 and 3, abstentions are not considered votes cast and will not affect the outcome of these proposals.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” all director nominees listed herein, and on the other proposals as recommended by the Board, and in accordance with the discretion of the proxyholders with respect to any other matters that may be voted upon.

Who will count the vote?

A representative of the Skoglund Consulting Group will tabulate the votes and act as the inspector of election.

Hilton Grand Vacations	54	PROXY STATEMENT

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this proxy statement;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018; and

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet — If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by Internet.

•	By Telephone — If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by telephone.

•	By Mail — You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 9, 2018, for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record must be received no later than May 9, 2018.

How can I obtain a proxy card?

You may obtain a proxy card by one of the following methods. You will need the 16-digit number included on your Notice of Internet Availability in order to do so.

•	By Internet — If you have Internet access, you may request a proxy card by going to www.proxyvote.com and by following the instructions on how to request a proxy card.

•	By Telephone — If you have access to a touch-tone telephone, you may request a proxy card by dialing 1-800-579-1639 and by following the recorded instructions.

•	By Email — You may request a proxy card by sending a blank email with the 16-digit number included on your Notice of Internet Availability in the subject line to sendmaterial@proxyvote.com.

Hilton Grand Vacations	55	PROXY STATEMENT

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice of Internet Availability or proof of ownership as of the Record Date. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Wednesday, May 10, 20187, at 8:30 a.m., Pacific Time, at the Vdara Hotel & Spa, 2600 West Harmon Avenue, Las Vegas, Nevada 89158. To obtain directions to the Annual Meeting, please contact Investor Relations at 1-407-722-3327 or HGV_IR@hgvc.com.

What does it mean if I receive more than one Notice of Internet Availability on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice of Internet Availability you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 9, 2018;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on May 9, 2018;

•	submitting a properly signed proxy card with a later date that is received no later than May 9, 2018; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares in person at the Annual Meeting.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice of Internet Availability or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Hilton Grand Vacations Inc. common stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this proxy statement went to print, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

Hilton Grand Vacations	56	PROXY STATEMENT

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2019 annual meeting of stockholders, the proposal should be mailed by certified mail return receipt requested, to our Office of the Corporate Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Blvd., Suite 400, Orlando, Florida 32839. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2019 annual meeting proxy statement and form of proxy, a proposal must be received by our Secretary on or before November 28, 2018. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our annual meetings of stockholders. To make a director nomination or present other business for consideration at an annual meeting, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2019 annual meeting of stockholders, such a proposal must be received on or after January 10, 2019, but not later than February 9, 2019. In the event that the date of the annual meeting of stockholders to be held in 2019 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting, such notice by the stockholder must be so received no earlier than 120 days prior to the annual meeting of stockholders to be held in 2019 and not later than the 90th day prior to such annual meeting of stockholders to be held in 2019 or, if later, 10 calendar days following the day on which public announcement of the date of such annual meeting of stockholders is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2019 annual meeting of stockholders will confer discretionary authority to vote as the proxyholders deem advisable on such stockholder proposals that are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, or if you wish to request delivery of a copy of this proxy statement and the Annual Report, please contact our Investor Relations Department by calling 1-407-722-3327 or emailing HGV_IR@hgvc.com, or write to the Office of the Corporate Secretary, Hilton Grand Vacations Inc., 5323 Millenia Lakes Blvd., Suite 400, Orlando, Florida 32839.

Hilton Grand Vacations	57	PROXY STATEMENT

AVAILABILITY OF ADDITIONAL MATERIALS

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.hgv.com) and click on “See More Documents” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Corporate Secretary
Hilton Grand Vacations Inc. 5323 Millenia Lakes Blvd.
Suite 400
Orlando, Florida 32839

OTHER BUSINESS

The Board does not know of any other matters to be brought before the Annual Meeting. If other matters are presented, the proxyholders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Charles R. Corbin
Executive Vice President, General Counsel and Secretary

Hilton Grand Vacations	58	PROXY STATEMENT

5323 Millenia Lakes Blvd., Suite 400, Orlando, Florida 32839

www.hgv.com

VOTE BY INTERNET - www.proxyvote.com:

HILTON GRAND VACATIONS INC. 5323 MILLENIA LAKES BLVD. SUITE 400 ORLANDO, FLORIDA 32839	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS:

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903:

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL:

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E22651-P88296-Z69673                                      KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HILTON GRAND VACATIONS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐

Nominees:

01)	Mark D. Wang	05)	Mark H. Lazarus

02)	Leonard A. Potter	06)	Pamela H. Patsley

03)	Brenda J. Bacon	07)	Paul W. Whetsell

04)	David W. Johnson

The Board of Directors recommends you vote FOR Proposals 2 and 3:		For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.	☐	☐	☐

3.	Approve, by non-binding vote, the compensation paid to the Company’s named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s). When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E22651-P88296-Z69673

HILTON GRAND VACATIONS INC.

Annual Meeting of Stockholders

May 10, 2018 8:30 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Mark D. Wang, James E. Mikolaichik and Charles R. Corbin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hilton Grand Vacations Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Hilton Grand Vacations Inc. to be held May 10, 2018 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2 and 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side